EXHIBIT 10.1

Execution Version

LOAN AGREEMENT

THIS AGREEMENT is made effective this 24th day of June, 2014,

BETWEEN:

EMC Metals Corp., a corporation incorporated under the laws of the Province of British Columbia with an address at Suite 501 – 1430 Greg Street, Sparks, Nevada, 89431

(“EMC”)

AND:

EMC Metals Australia Pty Ltd., a corporation incorporated under the laws of Australia

( “EMC Australia” and together with EMC, jointly and severally, the “Borrower”)

AND:

Scandium Investments LLC, a limited liability corporation incorporated under the laws of Nevada

(the “Lender”)

WHEREAS:

(A)	The Lender has agreed to lend to the Borrower, and the Borrower has agreed to borrow from the Lender, a principal sum of US$2,500,000.00 pursuant to the terms and conditions of this Agreement.

(B)
In consideration for the Loan (as defined below), the Borrower has agreed to grant the Lender an option to acquire the Australian Properties (as defined below) from the Borrower or to convert the Outstanding Balance (as defined below) into a 20% carried interest in the Australian Properties (as defined below), all as more particularly set forth in the Option Agreement (as defined below) entered into concurrently with this Agreement.

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which each party acknowledges, each of the parties agrees as follows:

1.	Definitions. In addition to the terms defined in the above recitals and elsewhere herein, in this Agreement:

(a)	“Agreement” means this Convertible Loan Agreement;

(b)	“Applicable Laws” means the laws of:

(i)	the Province of British Columbia;

(ii)	Canada;

(iii)	the State of Nevada;

(iv)	the State of Connecticut;

(v)	United States of America;

(vi)	the State of New South Wales

(vii)	the State of Queensland;

(viii)	Australia; or

(ix)	Norway,

as the context may require.

(c)
“Assets” means all property, assets, revenues and undertakings of the Credit Parties, both present and future, of whatever nature or kind and wherever situate, whether held directly or indirectly, and all proceeds thereof and therefrom;

(d)	“Australian Properties” means collectively the Nyngan Property and the Honeybugle Property, both as more particularly described in Schedule A to the Option Agreement;

(e)	“Business Day” means a day which is not a Saturday, Sunday or a statutory holiday in the Province of British Columbia, Canada or the State of Connecticut, United States;

(f)	“Closing Date” means June 20, 2014, and “Closing” means the time of closing on the Closing Date;

(g)	“Credit Parties” means the Borrower, any Guarantor and any Trustee, including any one or more of them, each of them is a “Credit Party”;

(h)
"Disclosure Record" means collectively, all of the documentation which has been filed by or on behalf of EMC on SEDAR with the Canadian securities regulatory authorities or with the United States Securities Exchange Commission pursuant to the requirements of applicable securities law;

(i)	“EMC Australia” means EMC Metals Australia Pty Ltd.;

(j)	“EMC Subsidiaries” means collectively:

(i)	EMC Australia;

(ii)	EMC Metals USA Inc., a corporation incorporated under the laws of Nevada;

(iii)	Wolfram Jack Mining Corp., a corporation incorporated under the laws of Nevada; and

(iv)	The Technology Store, Inc., a corporation incorporated under the laws of Nevada;

(k)
“Encumbrance” means any deed of trust, mortgage, charge (whether fixed or floating), hypothec, assignment, deposit arrangement, pledge, preference, priority, lien, vendor’s privilege, supplier’s right of repossession or other security interest or encumbrance of whatever kind or nature (including, without limitation, any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing), regardless of form and whether consensual or arising by law (statutory or otherwise), that secures the payment of any Indebtedness or liability or the observance or performance of any obligation;

(l)	“Existing Lenders” means, collectively, Existing Lender - Barry, Existing Lender - Kudu and Existing Lender - Bradley Resources, each of them is an “Existing Lender”;

(m)	“Existing Lender - Barry” means Barry Davies, an individual having an address at 35D Star Sky, The Cullinan, 1 Austin Road West, Kowloon, Hong Kong;

(n)	“Existing Lender - Bradley Resources” means and Bradley Resources Company LLC, a corporation having an address at 161 Rametto Road, Montecito, California, 93108;

(o)	“Existing Lender - Kudu” means Kudu Partners, L.P., a limited partnership having an address at 2310 N. Molter Road Ste. 309, Liberty Lakes, WA 99019;

(p)	“Existing Loans” means, collectively, the Existing Barry Loan, the Existing Bradley Resources Loan and the Existing Kudu Loan, each of them is an “Existing Loan”.

(q)
“Existing Barry Loan” means all Indebtedness, liabilities and obligations owing by the Borrower to Existing Lender - Barry under the loan and royalty agreement between EMC and Existing Lender - Barry dated July 26, 2013, as amended, modified or supplemented from time to time;

(r)
“Existing Bradley Resources Loan” means all Indebtedness, liabilities and obligations owing by the Borrower to Existing Lender - Bradley Resources under the loan and royalty agreement between EMC and Existing Lender - Bradley Resources dated July 26, 2013, as amended, modified or supplemented from time to time;

(s)
“Existing Kudu Loan” means all Indebtedness, liabilities and obligations owing by the Borrower to Existing Lender - Kudu under the loan and royalty agreement between EMC and Existing Lender - Kudu dated July 26, 2013, as amended, modified or supplemented from time to time;

(t)	“Event of Default” means any event enumerated in Section 11 hereof;

(u)
“Governmental Authority” means the Government of the Province of British Columbia, the Government of Canada, the Government of the State of Nevada, the Government of the United States of America, the Government of the State of New South Wales, the Government of the State of Queensland, the Government of Australia, any other nation or any political subdivision thereof, whether provincial, state, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, fiscal or monetary authority or other authority regulating financial institutions, and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government;

(v)	“Guarantor” means any Person who guarantees the payment and performance of all or any part of the Secured Liabilities;

(w)
“Honeybugle Property” means the Honeybugle scandium property in New South Wales, Australia (including license no. EL 7977) as more particularly described in Schedule A to the Option Agreement, and including rights under the Honeybugle Trust Letter;

(x)	“Honeybugle Trust Letter” means the letter agreement dated March 27, 2014 between John Thompson, Johan & Robyn Thompson Family Trust and EMC;

(y)
“include” or “including” means include without limitation or including without limitation, as the case may be, and such term shall not be construed to limit any word or statement which it follows to the specific items or matters immediately following it or similar terms or matters;

(z)
“Indebtedness” of any Person includes, without duplication, (a) indebtedness for, arising from or in connection with borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for, arising from or in connection with borrowed money, (b) amounts owing as deferred purchase price for property or services, other than trade payables incurred in the ordinary course of business and payable in accordance with customary practices, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or financial debt security, (d) obligation to pay rent or other amounts under any capital lease(s), (e) all obligations arising from cash/book overdrafts, (f) reimbursement obligations of such Person under bankers’ acceptances and contingent obligations of such Person in respect of any letter of credit, bank guarantee or surety bond, (g) indebtedness secured by any Encumbrances on assets or property of such Person, (h) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any indebtedness, obligation, or liability of the type described in clauses (a) through (g) above, or (i) the contingent obligations of such Person under any guarantee or other agreement assuring payment of any obligations of any Person of the type described in the foregoing clauses (a) to (h) above;

(aa)
“Initial Security Documents” means the agreements, instruments and other documents described in Schedule A attached hereto, in form and substance satisfactory solely to the Lender and the Lender’s counsel, each of them is an “Initial Security Document”.

(bb)	“Jervois” means Jervois Mining Ltd.

(cc)	“Loan” means the secured convertible loan by the Lender to the Borrower in the Principal Amount, or any amount of the Principal Amount outstanding and unpaid from time to time;

(dd)
“Loan Documents” means, collectively, this Agreement, the Security Documents and all other documents, agreements and instruments with respect to any Indebtedness, liabilities or obligations of any Credit Party or any Assets, in form and substance satisfactory solely to the Lender and the Lender’s counsel, now or hereafter entered into in connection with this Agreement by any Credit Party, as amended, modified or supplemented from time to time, each of them is a “Loan Document”;

(ee)	“Maturity Date” means December 20, 2015;

(ff)
“Nyngan Property” means the Nyngan scandium property in New South Wales, Australia, (including freehold land contained in Folio Identifiers 6/752879, 7/7528879 and tenements described as part of license nos. EL 6009 and EL 6096) as more particularly described in Schedule A to the Option Agreement, and including all rights EMC or any of the Borrowers may have under the Nyngan Settlement Deed;

(gg)	“Nyngan Settlement Deed” means the Settlement Deed between Jervois Mining Ltd. and EMC dated February 4, 2014 relating to the Nyngan Property;

(hh)	“Option Agreement” means the Option Agreement under which the Borrowers grant to the Lender the right to acquire certain interests the Australian Properties in the form attached as Exhibit A hereto;

(ii)	“Outstanding Balance” has the meaning given to such term in Section 4(a);

(jj)
“Permitted Royalties” means the Royalties granted to (a) Kanneteal Pty Ltd. and St Jude Exploration Pty Ltd.; (b) Jervois; and (c) the Existing Lenders in connection with the Existing Loans, each as more particularly described in Schedule A to the Option Agreement;

(kk)
“Person” includes any natural person, corporation, company, limited liability company, trust, joint venture, association, incorporated organization, partnership, Governmental Authority or other entity.

(ll)	“Principal Amount” means the amount of US$2,500,000.00;

(mm)	“Promissory Note” means the promissory note for the Principal Amount in the form attached hereto as Schedule B;

(nn)
“Security Documents” means the Initial Security Documents and any and all other agreements, instruments or other documents, in form and substance satisfactory solely to the Lender and the Lender’s counsel, governed by the Applicable Laws or otherwise required by the Lender, now or hereafter executed and delivered by any Credit Party as security (including by way of guarantee) for the payment or performance of all or any part of the Secured Liabilities, as any of the foregoing may have been, or may hereafter be, amended, modified or supplemented, each of them is a “Security Document”;

(oo)
“Secured Liabilities” means all present and future Indebtedness, liabilities and obligations of any and every kind, nature and description (whether direct or indirect, joint or several, absolute or contingent, mature or unmatured) of the Credit Parties to the Lender under, in connection with or with respect to the Loan Documents (including, without limitation, the Outstanding Balance), and any unpaid balance thereof;

(pp)
“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries;

(qq)	“Trustee” means any Person holding Assets in trust for and on behalf of any one or more of the Credit Parties;

(rr)	“TSX” means the Toronto Stock Exchange; and

(ss)	“US$” refer to lawful money of the United States of America.

In this Agreement, “Borrower” and the personal pronoun “it” or “its” and any verb relating thereto and used therewith shall be read and construed as required by and in accordance with the context in which such words are used depending upon whether the Borrower is one or more individuals, corporations, or partnerships and, if more than one, shall apply to and be binding upon each of them jointly and severally. For greater certainty, in this Agreement, the meaning of the term “Borrower” includes any one or both of EMC and EMC Australia.

2.	Loan and Consideration.

On the Closing Date (unless previously delivered):

(a)	the Borrower will deliver to the Lender:

(i)	each Initial Security Document duly executed and delivered by each Credit Party party thereto;

(ii)
an email from each Existing Lender confirming the outstanding amount of principal and accrued interest payable to such Existing Lender in order to pay out such Existing Lender’s Existing Loan and confirming the wire transfer instructions as set out in Schedule C hereto;

(iii)	a certified copy of a resolution of the directors of each Borrower approving the this Agreement, the Initial Security Documents, the Option Agreement and the transactions contemplated hereunder;

(iv)	the Option Agreement duly executed by the Borrowers;

(v)	payment by way of wire transfer in the amount of fees and disbursements of the Lender’s legal counsel payable to the Lender’s legal counsel; and

(vi)	a legal opinion in form and substance satisfactory to the Lender;

(b)
the Lender will disburse, and the Borrower hereby directs the Lender to disburse, $1,234,997 of Principal Amount to the Existing Lenders to pay out the Existing Loans (for greater certainty, the disbursement of the applicable part of the Principal Amount to the bank account identified in Schedule C hereto of an Existing Lender by wire transfer constitutes full payment of such Existing Lender’s Existing Loan);

(c)
the Lender will disburse, and the Borrower hereby directs the Lender to disburse, such portion of the Principal Amount as is equal to AUD$1,400,000 to Jervois to pay the balance of the “Settlement Sum” due on June 30, 2014 under the Nyngan Settlement Deed (for greater certainty, the disbursement of the applicable part of the Principal Amount to the bank account identified in Schedule D hereto of Jervois constitutes full payment of EMC’s obligation under the Nyngan Settlement Deed); and

(d)	the Lender will disburse the balance of the Principal Amount, if any, to EMC in accordance with EMC’s direction.

3.
Use of Proceeds. The Borrower covenants and agrees with the Lender that the proceeds of the Loan shall be used as described in sections 2(b), (c) and (d) and for no other purposes, unless otherwise agreed to by the Lender in writing, at the sole discretion of the Lender.

4.	Term and Prepayment.

(a)
Any outstanding balance of the Principal Amount, accrued and unpaid interest, other costs or charges payable and other amounts payable hereunder (collectively the “Outstanding Balance”), will be immediately due and payable by the Borrower to the Lender on the earlier of:

(i)	the Maturity Date; and

(ii)	the occurrence of an Event of Default.

(b)	The Loan may not be prepaid without the Lender’s prior written consent, at the sole discretion of the Lender.

(c)	All payments made hereunder will be applied on account of the Outstanding Balance, firstly to any costs or charges payable, secondly to interest payable and thirdly, to principal.

(d)
Upon the exercise and closing of the JV Option or the Purchase Option (as those terms are defined in the Option Agreement), this Loan Agreement shall terminate, the security interests under the Security Documents shall terminate and all security under the Security Documents shall be discharged and released.

5.	Interest. Interest shall accrue on the Outstanding Balance from time to time commencing from and including the Closing Date at the annual interest rate equal to:

(i)	4% per annum until September 20, 2014;

(ii)	6% per annum from and including September 20, 2014 to December 20, 2014;

(iii)	9% per annum from and including December 20, 2014 to March 20, 2015; and

(iv)	12% per annum from and including March 20, 2015 until the Outstanding Balance is fully paid.

(the “Applicable Interest Rate”); provided that upon the occurrence and during the continuance of any Event of Default, interest shall accrue on the Outstanding Balance at the annual interest rate equal to the aggregate of the Applicable Interest Rate plus 5% per annum (the “Default Interest Rate”).

Interest accrued under this Agreement shall be payable to the Lender at the end of each three month period from the Closing Date; provided that interest accrued at the Default Interest Rate shall be payable to the Lender on demand at the Lender’s sole discretion.

6.	Security. The payment and performance of the Secured Liabilities shall be secured by the Initial Security Documents and all other future Security Documents reasonably requested by the Lender.

7.
Participation in Financing. Subject to the approval of the TSX, the Lender or an associate or affiliate of the Lender shall participate in the Borrower’s non-brokered private placement announced on May 22, 2014, to subscribe for up to US$250,000 worth of common shares at the price of $0.085 per common share or such other price as may be approved by the TSX in connection with such private placement.

8.	Representations and Warranties of Borrower. Each Borrower represents and warrants to the Lender as follows:

(a)
the Borrower is a duly organized and validly existing corporation, up-to-date in all filings required by any jurisdiction in which it is registered to do business; the Borrower has the power to own its property, to carry on its respective business as now being conducted, to borrow monies and to grant security therefor; the Borrower is duly qualified and registered to engage in its respective business and is in good standing in each of the jurisdictions in which the properties owned by it or the transaction of its business makes such qualification and registration necessary;

(b)
the Borrower has full right, power and authority to execute and deliver this Agreement and the other Loan Documents to which it is a party and to perform its obligations thereunder, and the execution and delivery of this Agreement (including the borrowing hereunder) and the other Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by all necessary action on its part including the authorization of its directors;

(c)
this Agreement and the other present Loan Documents to which it is a party have been duly executed and delivered and constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms except as the foregoing may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforceability of creditors’ rights generally and the principles of equity;

(d)
the execution of, delivery of, and performance by the Borrower of all of its obligations under, this Agreement and the other Loan Documents to which it is a party and the borrowing and the granting of security hereunder and thereunder will not:

(i)	violate any provision of law, any rule, regulation or order of any Governmental Authority, or the constating documents or by-laws of the Borrower;

(ii)
violate, be in conflict with, result in a breach of or constitute a default under any mortgage, indenture, contract, undertaking or other agreement to which the Borrower is a party or by which it is bound or which is binding upon any of its properties, assets or revenues; or

(iii)
result in the creation or imposition of any security interest, lien, charge or other encumbrance of any nature whatsoever upon any of the Assets, except as provided in this Agreement or any Security Document to which it is a party;

(e)
no authorization, consent, permit or approval of, exemption from, declaration or qualification with or giving notice to or other action by, or filing with or notice to, any Person (including without limitation any Governmental Authority) is required to permit the Borrower in connection with the execution and delivery of this Agreement or any other Loan Documents to which it is a party or the performance of its obligations thereunder, other than the giving of notice to the TSX of the Agreement and other Loan Documents and the Borrower agrees to promptly, and in any event within one business day of execution of this Agreement file such notice in accordance with the TSX rules;

(f)
there are no actions, suits, claims or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting it before any court or by or before any other Governmental Authority which, if adversely determined, would have a material adverse effect on the Borrower’s financial condition or business or the Assets and there exists no default by it with respect to any order, writ, injunction, decree or demand of any court or other Governmental Authority;

(g)	each Credit Party complies with the Applicable Laws applicable to itself and its Assets, at all time;

(h)	no Event of Default has occurred and is continuing;

(i)	each Security Document has set out the true and complete name of each Credit Party thereto;

(j)	each Credit Party has no Indebtedness owing to any Person other than the Existing Loans;

(k)	the outstanding balance of the Existing Barry Loan is US$579,875 plus US$14,497 accrued interest;

(l)	the outstanding balance of the Existing Bradley Resources Loan is US$50,000, plus US$1,250 accrued interest;

(m)	the outstanding balance of the Existing Kudu Loan is US$575,000, plus US$14,375 accrued interest;

(n)
EMC is a reporting issuer in the provinces of British Columbia, Alberta and Ontario and is not in default of any of its obligations as a reporting issuer. EMC’s common shares are listed for trading on the TSX, and EMC is in material compliance with all policies of the TSX and all applicable securities laws.

(o)
all information contained in the Disclosure Record is, as of the date of such information, true and correct in all material respects, and no fact or facts have been omitted therefrom which would make such information materially misleading;

(p)
the financial statements of EMC contained in the Disclosure Record, filed with the Commission have all been prepared in accordance with United States generally accepted accounting principles and accurately reflect the financial position and all known material liabilities (accrued, absolute, contingent or otherwise) of the Issuer in all material respects as of the date thereof, and no adverse material changes in the financial position of EMC have taken place since the date of the most recently filed audited consolidated financial statements of EMC, other than as has been disclosed in the Disclosure Record;

(q)
neither EMC nor any EMC Subsidiary has taken any action which would be reasonably expected to result in the delisting or suspension of the common shares of EMC on or from the TSX, and EMC has not received any notice from the TSX that its shares may be delisted or that it is subject to a delisting review;

(r)
none of the Borrowers or any of their employees or agents has made any unlawful contribution or other payment to any official of, or candidate for, any federal, state or provincial or foreign office, or failed to disclose fully any contribution, in violation of any law, or made any payment to any foreign, Canadian or provincial or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by applicable laws;

(s)
EMC Australia is authorized to issue unlimited common shares, of which 1000 common shares are issued and outstanding as at the date hereof, all of which are beneficially owned, directly or indirectly, by EMC free and clear of any Lien and all of the outstanding equity interests in EMC Australia have been duly authorized and validly issued as fully paid and non-assessable shares. There exist no options, warrants, purchase rights, or other contracts or commitments that would require EMC or any other person to sell, transfer or otherwise dispose of any equity interests in EMC Australia or for the issue or allotment of any unissued shares in the capital of EMC Australia or any other security convertible into or exchangeable for any such shares.

(t)
other than the EMC Subsidiaries, EMC has no subsidiaries and does not own, directly or indirectly, any shares in the capital of any other body corporate or any equity or ownership interest in any other business or person and has not agreed to acquire any subsidiary or acquire any such shares or other equity ownership or interest. None of the Borrower’s is subject to any obligation or requirement to provide funds to or to make any investment in any business or person by way of loan, capital contribution or otherwise;

(u)	none of EMC Metals USA Inc., Wolfram Jack Mining Corp., or The Technology Store, Inc. hold any material assets or material liabilities or carry on any active business;

(v)
EMC is in compliance with the provisions of National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”), and has filed all reports required thereby, as applicable, all of which reports are in compliance with the requirements of NI 43-101;

(w)	EMC has complied and will comply fully with the requirements of all applicable corporate and securities laws in all matters relating to the transactions contemplated under this Agreement;

(x)
The Nyngan Settlement Deed is in full force and effect, EMC is not in breach or violation of any terms thereof, and upon payment of AUD$1,400,000 to Jervois in respect of the balance of the “Settlement Sum” (as defined in the Nyngan Settlement Deed) due on June 30, 2014, EMC or its nominee EMC Australia will, except as otherwise provided in the Nyngan Settlement Deed acquire 100% of the right, title and interest to the Nyngan Property free and clear of all Encumbrances other than the Permitted Royalties;

(y)
There are no approvals, consents or other authorizations required from any third party or governmental authority for the transfer to EMC or its nominee EMC Australia, of any of the right, title and interest to the Nyngan Property, other than such approvals, consents and authorizations that are routine for transfers of exploration licenses or interests therein, and for transfers of freehold land;

(z)	EMC is the sole beneficial owner of all right, title and interest to the Honeybugle Property free and clear of all Encumbrances;

(aa)
The Honeybugle Trust Letter is in full force and effect and there are no payments owing or required to be made to John Thompson or the John & Robyn Thompson Family Trust to cause the transfer of the legal ownership of the Honeybugle Property to EMC or its nominee EMC Australia; and

(bb)
There are no approvals, consents or other authorizations required from any third party or governmental authority for the transfer to EMC or its nominee EMC Australia, of any of the right, title and interest to the Honeybugle Property, other than such approvals, consents and authorizations that are routine for transfers of exploration licenses or interests therein, and for transfers of freehold land.

All of the above representations and warranties of the Borrower contained in this section 7 shall survive the execution and delivery of this Agreement and shall continue until the Outstanding Balance has been repaid in full and this Agreement has been terminated.

9.	Representations and Warranties of Lender. The Lender represents and warrants to, and agrees with, the Borrower as follows:

(a)
if the Lender is a corporation, or other unincorporated entity, the Lender is a valid and existing entity, has the necessary capacity and authority to execute and deliver this Agreement and to observe and perform its covenants and obligations hereunder and has taken all necessary corporate action in respect thereof. If the Lender is an individual, partnership, syndicate or other form of unincorporated organization, the Lender has the necessary legal capacity and authority to execute and deliver this Agreement and to observe and perform its covenants and obligations hereunder and has obtained all necessary approvals in respect thereof. In either case, whether the Lender is a corporation, individual, or an unincorporated entity, this Agreement is a legal, valid and binding contract of the Lender enforceable against the Lender in accordance with its terms and will not result in a violation of any of the Lender’s constating documents, or equivalent, or any agreement to which the Lender is a party or by which it is bound;

(b)	the address of the Lender is accurately stated on the first page of this Agreement; and

(c)
 (i) none of the funds advanced by the Lender for the Loan (A) will represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, (B) have been or will be derived from or related to any activity that is deemed criminal under the laws of Canada, the United States or any other jurisdiction, or Lender, and (ii) the Lender shall promptly notify the Borrower if the Lender discovers that any of the representations in paragraph (i) above ceases to be true, and to provide the Borrower with appropriate information in connection therewith.

10.	Covenants of the Borrower. The Borrower covenants and agrees that, so long as all or any part of the Outstanding Balance remains unpaid under this Agreement, the Borrower:

(a)
shall duly and punctually pay or cause to be paid to the Lender all principal and interest payable hereunder and all other amounts payable hereunder on the dates and the places and in the manner set forth herein or otherwise directed by the Lender in writing;

(b)	shall duly perform its obligations under this Agreement and all other Loan Documents to which it is a party;

(c)	shall cause the obligations of each other Credit Party under all Loan Documents to which it is a party to be performed;

(d)	shall at all times maintain its corporate existence and cause to be maintained the corporate existence of each other Credit Party;

(i)	shall comply in all material respects with all material contracts, arrangements, agreements or understandings entered into by the Borrower that are related to its business;

(e)
shall furnish and give to the Lender (if such is the case) notice that an Event of Default has occurred and, if applicable, is continuing or notice in respect of any event which would constitute an Event of Default hereunder and specifying the nature of same;

(f)	shall carry on and continuously conduct its business in a lawful, efficient, diligent and business-like manner;

(g)	shall cause to be carried on and shall cause to be continuously conducted the business of each other Credit Party in a lawful, efficient, diligent and business-like manner;

(h)
shall not issue, cause to be issued or allow to be issued any securities of EMC Australia or any options, warrants, purchase rights, or other contracts or commitments that would require EMC or any other person to sell, transfer or otherwise dispose of any equity interests in EMC Australia or for the issue or allotment of any unissued shares in the capital of EMC Australia or any other security convertible into or exchangeable for any such shares;

(i)
shall promptly after the Closing Date take all such actions and steps as are necessary to cause the Honeybugle Property to be transferred to EMC Australia (or such other Subsidiary of EMC as is acceptable to the Lender), including delivering instructions to John Thompson and the John & Robyn Thompson Family Trust to transfer to EMC Australia all rights and interest to the Honeybugle Property;

(j)
shall promptly after the Closing Date take all such actions and steps as are necessary to cause the Nyngan Property to be transferred to EMC Australia (or such other Subsidiary of EMC as is acceptable to the Lender), including delivering instructions to Jervois Mining Limited to transfer all rights and interest to the Nyngan Property as contemplated under the Settlement Agreement;

(k)
shall use the proceeds raised from any future equity or debt financings in excess of those necessary to fund EMC’s general administrative expenses and costs required to maintain its interests in its properties and assets, to finance activities related to the advancement of the Australian Properties and the completion of a Feasibility Study (as defined in the Option Agreement) and to secure all necessary mining permits and licenses for the development of the Nyngan Property;

(l)	shall maintain the Australian Properties and its right and title thereto in good standing free and clear from all encumbrances other than the Secured Liabilities;

(m)	shall maintain and renew any existing insurance policies with respect for so long as the Loan remains outstanding;

(n)
shall at any reasonable time during normal business hours on any Business Day, give access to one or more representatives of the Lender to make such inspection as such representative or representatives shall deem proper of any of the Assets;

(o)
shall observe and perform its obligations and to cause to be observed and performed the obligations of each other Credit Party, under any Applicable Laws (including environmental laws) and rules, regulations or order of any applicable Governmental Authority and keep proper books and accounts in accordance with United States generally accepted accounting principles;

(p)
shall fully pay and discharge as and when same become due and payable all taxes (including local improvement rates), rates, duties and assessments that may be levied, rated, charged or assessed against the Borrower or its property or any part thereof or any other Credit Party or its property or any part thereof, and if the Borrower fails to pay any of such taxes, rates, duties or assessments and if it is not in good faith contesting same, the Lender may pay, but shall not be obliged to pay, the same and any amounts so paid by the Lender shall become and form part of the principal sum and shall bear interest at the aforesaid rate until paid;

(q)
shall ensure that payments received by the Lender from the Borrower hereunder will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires the Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to the Lender, the Borrower hereby covenants and agrees that the amount due from the Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, the Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required and the Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. The Borrower will, upon request, furnish the Lender with proof reasonably satisfactory to the Lender indicating that the Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by the Borrower. The agreements and obligations of the Borrower contained in this Section 10(q) shall survive the termination of this Agreement;

(r)
shall ensure that in the event the Borrower, or any of its Subsidiaries creates or acquires any Subsidiary, the Borrower shall provide prior written notice to the Lender of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by the Lender to cause each such Subsidiary to guarantee the Secured Liabilities under the Loan Documents and become a Credit Party and, in each case, grant a continuing pledge and security interest in and to the assets of such Subsidiary; and the Borrower (or its Subsidiary, as applicable) shall grant and pledge to the Lender a perfected security interest in the capital or partnership or other participating interest of each such newly created Subsidiary;

(s)
shall cause any Trustee to grant security interest in or pledge the Assets which such Trustee holds in trust for and on behalf of any Credit Party to and in favour of the Lender pursuant to the terms and conditions of the Loan Documents reasonably requested by the Lender;

(t)	shall ensure that in any event and at all times, Encumbrances are granted and created in the Assets in favour of the Lender, in accordance with the Security Documents;

(u)
shall ensure that no Credit Party shall create, incur, assume or suffer to exist directly or indirectly any Indebtedness, liabilities or obligations (including guarantee) without the prior written consent of the Lender, except the Outstanding Balance;

(v)
shall ensure that no Credit Party shall grant, create, assume or suffer to exist any Encumbrances affecting any of its properties, assets, revenues or undertaking, whether now owned or hereafter acquired except such Encumbrances in favour of the Lender;

(w)	shall use its best efforts to apply for and obtain any required regulatory or stock exchange or other approval that may be required in connection with this Loan Agreement;

(x)
shall not dispose of or suffer or permit the disposal of, including the sale and leaseback of, and shall not grant to any Person the right to acquire, the Assets or any part thereof except as contemplated in this Agreement, the Security Documents or the Option Agreement; and

(y)	shall not merge, amalgamate or consolidate with another person without the prior consent of the Lender.

11.	Events of Default. Any one or more of the events set forth in this section 11 will constitute an event of default (“Event of Default”) with respect to this Agreement and the Promissory Note:

(a)	the Borrower fails to make any payment of principal or interest when due hereunder and such failure continues for 20 Business Days after written notice thereof is given by the Lender to the Borrower;

(b)
the Borrower defaults in observing or performing any term, covenant or condition of this Agreement or any other Loan Documents, other than the payment of monies as provided for in subsection (a) hereof, on its part to be observed or performed and such failure continues for 20 Business Days after written notice thereof is given by the Lender to the Borrower;

(c)
any Credit Party (other than the Borrower) defaults in observing or performing any term, covenant or condition of any Loan Documents to which it is a party, on its part to be observed or performed and such failure continues for 20 Business Days after written notice thereof is given by the Lender to the Borrower;

(d)	any of the Borrower’s representations, warranties or other statements in this Agreement or any other Loan Documents were at the time given false or misleading in any material respect;

(e)
any representations, warranties or other statements of any Credit Party (other than the Borrower) in any Loan Documents to which it is a party were at the time given false or misleading in any material respect;

(f)	the Borrower or any other Credit Party ceases or threatens to cease to carry on business;

(g)
any order is made or an effective resolution is passed for the dissolution, liquidation or winding-up of the Borrower or any other Credit Party or other cancellation or suspension of either corporation’s incorporation or if a petition is filed for the winding-up of the Borrower or any other Credit Party except to the extent that any of these are consented to by the Lender in writing;

(h)	the Borrower or any other Credit Party makes an unauthorized assignment or bulk sale of its assets;

(i)
the Borrower or any other Credit Party is found to be insolvent or bankrupt by a court of competent jurisdiction or makes either an authorized assignment of its assets or a compromise or arrangement for the benefit of its creditors, makes a proposal to its creditors under the Bankruptcy and Insolvency Act (Canada), seeks relief under the Companies’ Creditors Arrangement Act (Canada), the Winding Up Act (Canada) or any other bankruptcy, insolvency or analogous law in Canada or the United States or any other country, files a petition or proposal to take advantage of any act of insolvency, consents to or acquiesces in the appointment of a trustee, receiver, receiver and manager, interim receiver, custodian or other person with similar powers over all or any substantial portion of its assets, files a petition or otherwise commences any proceeding seeking any reorganization, arrangement, composition or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditor’s rights or consents to, or acquiesces in, the filing of such a petition; or if a petition in bankruptcy is filed or presented against the Borrower or any other Credit Party;

(j)
a writ, execution or attachment or similar process is issued against the Assets as a result of a judgment against the Borrower or any other Credit Party in an amount which materially affects the Assets and such writ, execution, attachment or similar process is not released, bonded, satisfied, discharged, vacated or stayed within thirty (30) days after its levy, issue or entry;

(k)	a receiver (including a receiver manager) of all or any part of the Assets, or a trustee, liquidator, custodian or other official with similar powers is appointed in respect of either corporation;

(l)	if the transfer of the Honeybugle Property as contemplated under Section 10(h) has not been completed or before April 30, 2015;

(m)	if the transfer of the Nygnan Property to EMC Australia as contemplated under Section 10(j) has not been completed on or before April 30, 2015; and

(n)	if the Borrower has not raised at least US$3.0 million in equity financing on or before December 10, 2015.

12.
Effect of Event of Default. If any one or more of the Events of Default occur or occurs and is or are continuing, the Lender may without limitation in respect of any other rights it may have in law or pursuant to any Loan Documents:

(a)	declare all amounts outstanding to the Lender to be payable forthwith and demand immediate payment thereof;

(b)	take all such action permitted under the Security Documents and all of the Lender’s rights at law or in equity; and

(c)	commence such legal actions or proceedings against the Borrower or any other Credit Party as may be permitted hereunder or otherwise at law or in equity.

13.	Indemnities.

The Borrower agrees to indemnify, defend and hold the Lender and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing the Lender (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with or related to or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses or expenses incurred to, or paid by an Indemnified Person in connection with or related to or arising from, out of or under, the transactions contemplated by the Loan Documents (including reasonable legal fees and expenses), except as to (a) or (b) for Claims and/or losses and/or expenses directly caused by such Indemnified Person’s gross negligence or willful misconduct. The Borrower hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of the Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct.

14.	Legal Fees.

(a)
The Borrower will be liable for the reasonable and necessary legal fees and expenses of the Lender in connection with the negotiation of this Agreement and all other documents delivered in connection with the Loan, and all such legal fees and expenses will be added to the Outstanding Balance.

(b)
If there is an Event of Default, the Borrower shall forthwith pay all expenses of the Lender incurred in the enforcement, administration and preservation of any of its rights under this Agreement, including without limitation, all out-of-pocket expenses and legal fees of counsel to the Lender (on a solicitor and his own client basis), and all such expenses will be added to the Outstanding Balance.

15.	Further Assurances.

The Borrower shall from time to time and at all times hereafter, upon every reasonable request of the Lender, make, do, execute, and deliver or cause to be made, done, executed and delivered all such further acts, deeds, assurances and things as may be necessary in the opinion of the Lender for more effectually implementing and carrying out the true intent and meaning of this Agreement, the other Loan Documents or any agreement delivered pursuant hereto or thereto and all such additional instruments and agreements and legal opinions in connection with the Assets, in form and substance satisfactory to the Lender, as the Lender may from time to time reasonably request.

16.	Notices. In this Agreement:

(a)
any notice, demand or other communication required or permitted to be given under this Agreement will be in writing and will be considered to have been given if delivered by hand, transmitted by facsimile or email transmission, or mailed by prepaid registered post to the address or facsimile transmission number or email address of each party set out below:

(i)	if to the Lender:

Scandium Investments LLC
c/o Shenassa & Company
11620 Wilshire Blvd., Suite 460
Los Angeles, CA 90025
Attention: President
Email: Shenassa@Shenassa.com
Facsimile: (310) 914-4044

with a copy to (which shall not constitute notice):

Fasken Martineau DuMoulin LLP
2900 - 550 Burrard Street
Vancouver, British Columbia V6C 0A3
Attention: Iain Mant
Email: imant@fasken.com
Facsimile: (604) 632-4734

(ii)	if to the Borrower:

EMC Metals Corp.
Suite 501 – 1430 Greg Street
Sparks, Nevada, 89431
Attention: President
Email: georgeputnam@emcmetals.com
Facsimile: (775) 355-9506

with a copy to (which shall not constitute notice):

Morton Law LLP
Suite 1200 – 750 West Pender Street
Vancouver, British Columbia V6C 2T8
Attention: Edward L. Mayerhofer
Email: elm@mortonlaw.ca
Facsimile: (604) 681-9652

or to such other address or facsimile transmission number as any party may designate in the manner set out above; and

(b)	notice or communication will be considered to have been received:

(i)
if delivered by hand during business hours on a Business Day, upon receipt by a responsible representative of the receiver, and if not delivered during business hours, upon the commencement of business on the next Business Day;

(ii)
if sent by facsimile or email transmission during business hours on a Business Day, upon the sender receiving confirmation of the transmission, and if not transmitted during business hours, upon the commencement of business on the next Business Day; and

(iii)
if mailed by prepaid registered post upon the fifth Business Day following posting; except that, in the case of a disruption or an impending or threatened disruption in postal services every notice or communication will be delivered by hand or sent by facsimile transmission.

(c)
for greater certainty, any notice, demand or other communication given to EMC in accordance with this Section 16 shall be deemed to be validly and effectively given to the Borrower and each other Credit Party.

17.
Assignment. This Agreement may not be assigned by the Borrower without the prior written consent of the Lender. The Lender may assign all or any of its right, title, interest and obligations in this Agreement and other Loan Documents to any third parties without any consent of the Borrower.

18.	Enurement. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

19.	Waivers. No failure or delay on the Lender’s part in exercising any power or right hereunder will operate as a waiver thereof.

20.	Remedies are Cumulative. The Lender’s rights and remedies hereunder are cumulative and not exclusive of any rights or remedies at law or in equity.

21.	Time. Time is of the essence of this Agreement and all documents or instruments delivered hereunder.

22.
Invalidity. If at any time any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby to the fullest extent possible by law.

23.
Governing Laws. This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. The Borrower and the Lender submit to the non-exclusive jurisdiction of the Courts of the Province of British Columbia and agree to be bound by any suit, action or proceeding commenced in such Courts and by any order or judgment resulting from such suit, action or proceeding, but the foregoing will in no way limit the right of the Lender to commence suits, actions or proceedings based on this Agreement in any jurisdiction it may deem appropriate.

24.	Amendment. This Agreement may be varied or amended only by or pursuant to an agreement in writing signed by the parties hereto.

25.
Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered (including by electronic or facsimile format) to the other parties hereto, it being understood that all parties need not sign the same counterpart.

SCHEDULE A
INITIAL SECURITY DOCUMENTS

1.	Promissory Note;

2.	General security agreement by each Credit Party in favour of the Lender

3.	Share pledge of shares of EMC Australia

4.	Option Agreement

SCHEDULE B
PROMISSORY NOTE

(see attached)

PROMISSORY NOTE

Date: June 24, 2014	Vancouver, British Columbia

This Promissory Note is being issued pursuant to the terms of, and in connection with, a convertible loan agreement dated June 24, 2014 (the “Loan Agreement”) between EMC Metals Corp., EMC Metals Australia Pty Ltd. (collectively, the “Borrower”) and Scandium Investments LLC (the “Lender”). Capitalized terms used in this Promissory Note but not otherwise defined shall be given the meanings ascribed to such terms in the Loan Agreement.

FOR VALUE RECEIVED, the Borrower and each one of them, jointly and severally, promise to pay to the order of the Lender on or before December 24, 2015 (the “Maturity Date”), the principal sum of US$2,500,000.00 (the “Principal Amount”) plus interest on the Outstanding Balance at the annual interest rate set out in the Loan Agreement, calculated from and including the date of this Promissory Note and including the date all of the Outstanding Balance has been repaid.

This Promissory Note is secured by the Security Documents.

The Borrower hereby waives presentment for payment, protest or notice of protest and notice of dishonour of this Promissory Note.

Time shall be of the essence. This Promissory Note shall be governed as to validity, interpretation, construction, effect and in all other respects by the laws in effect in the Province of British Columbia.

IN WITNESS WHEREOF this Promissory Note has been executed as of the 24th of June, 2014.

SCHEDULE C
EXISTING LENDERS BANK ACCOUNTS

Existing Lender - Barry

Amount:	US$594,371.88
Beneficiary Name:	Barry Thomas Davies
35D Star Sky, The Cullinan
1 Austin Road West
Kowloon, HONG KONG

Beneficiary Bank:	*****

SWIFT Code:	*****

ABA #:	*****

Account #:	*****

Existing Lender - Bradley Resources

Amount:	US$51,250

Beneficiary Name:	George W. Holbrook, Jr. Trust
161 Rametto Road
Montecito, California 93108

Beneficiary Bank:	*****

Swift Code:	*****

ABA#	*****

Account #:	*****

Existing Lender - Kudu

Amount:	US$589,375.00

Beneficiary Name:	Kudu Partners, L.P.
2310 N. Molter Road, Suite 309
Liberty Lake, Washington 99019

Beneficiary Bank:	*****

Swift Code:	*****

ABA #:	*****

Account #:	*****

SCHEDULE D
NYNGAN SETTLEMENT DEED BANK ACCOUNT

Amount:	A$1,400,000.00

Beneficiary Name:	Jervois Mining Limited
Level 2, Suite 12 10 Jamieson St.
Cheltenham VIC 3192 Australia

Beneficiary Bank:	*****

BSB number:	*****
Account number:	*****
ANZ Swift code:	*****

EXHIBIT A
FORM OF OPTION AGREEMENT

OPTION AGREEMENT

made between

EMC Metals Corp.

And

EMC Metals Australia Pty Ltd.

And

Scandium Investments LLC

in respect of the Nyngan and Honeybugle Properties

New South Wales, Australia

June 24, 2014

ARTICLE 1 INTERPRETATION		1
1.1	Definitions	1
1.2	Included Words	7
1.3	Headings	7
1.4	Interpretation	7
1.5	Entire Agreement	8
1.6	References	8
1.7	Currency	8
1.8	Knowledge	8
1.9	Schedules	9
1.10	Severability	9
1.11	Calculation of Time	9
ARTICLE 2 REPRESENTATIONS AND WARRANTIES		9
2.1	Mutual Representations and Warranties	9
2.2	EMC Representations and Warranties	10
2.3	Survival of Representations and Warranties	11
2.4	Indemnity	11
ARTICLE 3 JV OPTION		11
3.1	JV Option	11
3.2	Deemed Exercise	12
3.3	Issuance of Shares	12
3.4	Expenditure Statement and Audit	12
3.5	Election	13
3.6	Optionee’s Election to Terminate JV Option	13
3.7	JV Option Termination	13
ARTICLE 4 PURCHASE OPTION		13
4.1	Purchase Option	13
4.2	Transfer of Properties	14
4.3	Optionee’s Election to Terminate Purchase Option	14
4.4	Purchase Option Termination	14
ARTICLE 5 RIGHTS AND OBLIGATIONS		14
5.1	EMC’s Obligations	14
5.2	Abandonment of Mineral Rights during the Option Period	15
ARTICLE 6 TRANSFERS		16
6.1	Limitations on Transfers	16
6.2	Conditions of Transfers	16
ARTICLE 7 CONFIDENTIAL INFORMATION		16
7.1	Confidential Information	16
7.2	Fraudulent or Negligent Disclosure	16
7.3	Information in Public Domain	16
7.4	Press Release	16
7.5	Request to Disclose	17
ARTICLE 8 DISPUTE RESOLUTION		17
8.1	Arbitration	17
ARTICLE 9 AREA OF INTEREST		17
9.1	All Parties	17
ARTICLE 10 NOTICE		18
10.1	Notice	18
ARTICLE 11 GENERAL		19
11.1	Other Activities and Interests	19
11.2	No Waiver	19
11.3	Further Assurances	19
11.4	Enurement	19
11.5	Special Remedies	19
11.6	Governing Law	20
11.7	Time of the Essence	20
11.8	Counterparts	20
11.9	Costs	20

SCHEDULE A - PROPERTIES

SCHEDULE B - JV TERMS

OPTION AGREEMENT

THIS AGREEMENT made as of the 24th day of June, 2014.

BETWEEN:

EMC Metals Corp.

(“EMC”)

AND:

EMC Metals Australia Pty Ltd..

(“EMC Australia”)

AND:

Scandium Investments LLC

(the “Optionee”)

WHEREAS:

A.           The Optionee and EMC have entered into a Loan Agreement dated the date hereof under which the Optionee has loaned US$2,500,000 to EMC (the “Loan”), the proceeds of which have or will be used in part to repay existing debt of EMC and in part to make payment due by EMC necessary for EMC to complete the acquisition of its interests in the Properties described on Schedule A.

B.           Upon the completion of advance of the funds under the Loan Agreement, EMC will take all such steps and actions as are required to cause its wholly owned subsidiary EMC Australia to acquire and hold a 100% legal and beneficial interest in and to the Properties.

C.           In consideration for the Loan, EMC has agreed to grant to the Optionee a right to acquire from EMC and EMC Australia, subject to certain conditions, either a joint venture interest in the Properties or a 100% interest in the Properties, all as more particularly set out in the this Option Agreement

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the mutual covenants hereinafter set out and for other good and valuable consideration the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

1. For the purposes of this Agreement, except as otherwise defined herein, the following capitalized words and phrases when used herein have the following meanings:

“Acquired Interest” has the meaning set out in Section 9.1.

“Additional Properties” means any Mineral Rights or Other Rights, or any interest therein, covering property within the Area of Interest and which become a part of the Properties as contemplated in Article 9.

“Affiliate” means, in respect of a Person, a corporation with which that Person is affiliated where:

one body corporate is affiliated with another body corporate if one of them is the subsidiary of the other or both are subsidiaries of the same body corporate or each of them is controlled by the same Person; and

if two bodies corporate are affiliated with the same body corporate at the same time, they are deemed to be affiliated with each other.

“Agreement” means this document including any schedules thereto.

“Applications” means those applications to transfer ownership of the exploration rights, surface (freehold) rights and any other project rights relating to the Properties from the current registered owners thereof to EMC Australia.

“Area of Interest” means any property lying, partially or wholly, within a 2 kilometre distance of the nearest boundary of a Property.

“Assets” means the Properties, Applications, and any maps, drill core, samples, assays, geological and other technical reports, studies, designs, plans and financial or other records related to the Properties in the possession or under the control of EMC, EMC Australia and their Affiliates as of the date hereof, or thereafter acquired by EMC, EMC Australia or their Affiliates, together with exploration tools, supplies and equipment thereafter acquired by EMC, EMC Australia or their Affiliates, if the costs of any such acquisition are included in Expenditures made hereunder.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in Adelaide, South Australia or Vancouver, British Columbia are generally not open for business.

“Direct Project Costs” means all direct charges, costs or expenditures (other than the indirect charge for general administrative services and overhead expenses referred to in the definition of Expenditures) and all capital charges, expenditures or costs incurred on or in connection with Mining Operations, without duplication, and shall, without limiting the generality of the foregoing, include the cost of all work actually carried out in connection with Mining Operations hereunder (including pre-production work, surface and underground exploration and development work, driving adits, raises and drifting and shaft sinking) as well as the cost of metallurgical and/or engineering work required to ensure adequate recoveries of metals contained in the minerals, ores and concentrates produced or derived from the Properties. In addition, Direct Project Costs shall include the costs of all of the Operator’s technical personnel who may, from time to time, provide services with respect to the Properties. Such costs shall be charged out at rates normal to the industry and on the basis of the time actually spent by such personnel on projects related to Mining Operations.

“Effective Date” means June 24, 2014.

“EMC” means EMC Metals Corp.

“EMC Australia” means EMC Metals Australia Pty Ltd., a wholly owned subsidiary of EMC incorporated under the laws of Australia under Company number 160 223 325.

“Encumbrance” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, royalty, restrictive covenant or other encumbrance of any nature (including any interest in favour of EMC, EMC Australia or any of their Affiliates), excluding those royalties and other encumbrances disclosed in Schedule A to this Agreement.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Environmental Law, including, without limitation:

any and all claims by a Governmental Body for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and

any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive or other relief resulting from hazardous materials, including any release thereof, or arising from alleged injury or threat of injury to human health or safety (arising from environmental matters) or the environment.

“Environmental Law” means all requirements of the common law or of environmental, health or safety statutes, regulations, rules, ordinances, policies, orders, approvals, notices, licenses permits or directives of any central, provincial, or local Governmental Body including, but not limited to those relating to:

noise,

pollution or protection of the air, surface water, ground water or land,

solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation,

exposure to hazardous or toxic substances, or

the closure, decommissioning, dismantling or abandonment of any facilities, mines or workings and the reclamation or restoration of any lands.

“Expenditures” means all costs and expenses of whatever kind or nature spent or incurred by or on behalf of EMC, EMC Australia or their Affiliates, from the Effective Date in the conduct of exploration and development activities on or in relation to the Properties including:

in holding the Properties in good standing with all applicable Governmental Bodies (including land maintenance costs and any monies expended as required to comply with applicable laws and regulations, such as for the completion and submission of assessment work and filings required in connection therewith), in curing title defects (not including any payments due to previous owners) and in acquiring and maintaining surface and other ancillary rights;

in preparing for and in the application for and acquisition of environmental and other permits necessary or desirable to commence and complete exploration, development and operation activities;

in doing geophysical and geological surveys, drilling, assaying and metallurgical testing, including costs of assays, metallurgical testing and other tests and analyses to determine the quantity and quality of Minerals, water and other materials or substances;

in conducting engineering work as required for work programs or preparation of the Feasibility Study;

in the preparation of work programs and the presentation and reporting of data and other results thereof including any program for the preparation of the Feasibility Study;

for environmental remediation and rehabilitation;

in acquiring facilities, equipment or machinery, or the use thereof, and for all parts, supplies and consumables;

for salaries and wages, including actual labour overhead expenses for employees assigned to exploration and development activities;

travelling expenses and fringe benefits (whether or not required by law) of all persons engaged in work with respect to and for the benefit of the Properties, including for their food, lodging and other reasonable needs;

payments to contractors or consultants for work done, services rendered or materials supplied;

all taxes levied against or in respect of the Properties, or activities thereon, and the cost of insurance premiums and performance bonds or other security;

all costs incurred in the acquisition of Additional Properties;

all Direct Project Costs, to the extent not covered in (a) through (l) above; and

the transfer payment contemplated in Section 4.2.

“Event of Default” had the meaning given to that term in the Loan Agreement.

“Feasibility Study” means a feasibility study that complies with the definition of such term as given in CIM Definition Standards for Mineral Resources and Mineral Reserves adopted by CIM Council on May 10, 2014, as referred to in National Instrument 43-101, which is specified to be done to a standard of accuracy of +/- 20% or better on capital and operating cost estimates.

“Governmental Body” means any government, parliament, legislature, or any regulatory authority, agency, commission or board of any government, parliament or legislature, or any court or (without limitation to the foregoing) any other law, regulation or rule-making entity (including any central bank, fiscal or monetary authority or authority regulating banks), having or purporting to have jurisdiction in the relevant circumstances, or any Person acting or purporting to act under the authority of any of the foregoing (including any arbitrator).

“Holdings”, for the purposes of Article 6, has the meaning set out in Section 6.1.

“Joint Venture” has the meaning set out in Section 3.5.

“JORC” means Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Resources prepared by the Joint Ore Reserves Committee of the Australasian Institute of Mining and Metallurgy, Australian Institute of Geoscientists and Minerals Council of Australia.

“JV Option” has the meaning set out in Section 3.1.

“JV Option Conditions” has the meaning set out in Section 3.2.

“JV Option Deadline” has the meaning set out in Section 3.2.

“JV Option Exercise Notice” shall mean the applicable notice given by a Party pursuant to Section 3.1 or 3.2.

“JV Option Termination Notice” has the meaning set out in Section 3.6.

“JV Terms” means the terms detailed in Schedule B.

 “Loan” means the US$2,500,000 loan made by the Optionee to EMC under the Loan Agreement;

“Loan Agreement” means the Loan Agreement dated the date hereof between EMC Metals Corp., EMC Australia and their Affiliates;

“Minerals” means all ores, and concentrates or metals derived therefrom, of precious, base and industrial minerals (including without limitation, diamonds and uranium) and which are found in, on or under the Properties and may lawfully be explored for, mined and sold pursuant to the Mineral Rights and other instruments of title under which any of the Properties is held.

“Mineral Rights” means prospecting licences, exploration licences, mining leases, mining licences, operating permits, mineral concessions and other forms of mineral tenure or other rights to Minerals, or to work upon lands for the purpose of searching for, developing or extracting Minerals under any forms of mineral title recognized under the laws applicable in Australia, whether contractual, statutory or otherwise, or any interest therein.

“Mining Operations” means every kind of work done on or in respect of the Properties by the Operator and includes:

carrying out, or causing to be carried out, line cutting, geophysical, geochemical and geological surveys, library research, report preparation, studies, mapping, assaying, surveying, trenching, shaft-sinking, raising, crosscutting and drifting the Properties, searching for, digging, trucking, sampling, working and procuring ores, whether by open-pit or underground mining, bringing mining lands to lease or patent and keeping the same in good standing, obtaining mineral properties or exploration, development, mining or other licenses, permits or mining claims and maintaining same in good standing, and in doing all other exploration, development, pre-production, mining or reclamation work;

paying wages, salaries and benefits of individuals engaged in such work and in supplying food, lodging, transportation and other reasonable needs of such individuals;

paying insurance premiums and assessments or premiums for workers’ compensation insurance, contributions for unemployment insurance or other pay allowances or benefits customarily paid in the district to such individuals;

making payments in respect of exploration permits, leases, licenses, mining claims, taxes, rates, assessments or other governmental charges and option payments in connection with the Properties;

purchasing, leasing or renting plant, buildings, machinery, tools appliances, equipment or supplies or incurring other capital expenses, and in installing, erecting, detaching or removing any such assets on or from the Properties, and managing or supervising any work which is done in respect of the Properties or in any other respects necessary or desirable in the opinion of the Operator.

“NI 43-101” means National Instrument 43-101, Standards of Disclosure for Mineral Properties, as implemented and in effect in Canada.

“Operations” means every kind of work done, or activity performed by the Operator on or in respect of the Properties to carry out or complete Programs including, without limitation, investigating, prospecting, exploring, analysing, developing, property maintenance, sampling, assaying, preparation of reports, estimates and studies, surveying, rehabilitation, reclamation and environmental protection, and further including the management and administration necessary to conduct the foregoing work or activity.

“Operator” means the operator of the Project.

“Option Exercise Date” means the earlier of the:

date on which the JV Option is exercised in accordance with Section 3.1;

the date on which the JV Option is deemed exercised in accordance with Section 3.2; and

the date the Purchase Option is exercised in accordance with Section 4.1.

“Option Period” means the period between the Effective Date and earlier of:

the date on which the JV Option is exercised in accordance with Section 3.1, the JV Option is deemed exercised in accordance with Section 3.2, or the Purchase Option is exercised in accordance with Section 4.1; and

the date on which the JV Option has terminated in accordance with Sections 3.7 and the Purchase Option has terminated in accordance with Section 4.4.

“Optionee” means Scandium Investments LLC.

“Other Rights” means any interest in real property, whether freehold, leasehold, license, right of way, easement, any other surface or other right in relation to real property, and any right, licence or permit in relation to the use or diversion of water, but excluding any Mineral Rights.

“Outstanding Loan Amount” means at any time the outstanding principal and interest due and owing under the Loan Agreement.

“Party” means a party to this Agreement and “Parties” means all of them.

“Person” means and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, Governmental Body and any other form of entity or organization.

“Program” means a written description outlining all Mining Operations which is contemplated to be carried out.

“Project” means the exploration of the Properties and potentially the development, operation and closure and remediation of Mining Operations on the Properties.

“Properties” means the Mineral Rights, and Other Rights, if any, described in Schedule A, and after the date of this Agreement includes any Additional Property, together with any renewal of any such Mineral Rights or Other Rights and any other form of successor or substitute title therefor, but excluding any Mineral Rights or Other Rights abandoned in accordance with Section 5.2 and “Property” means any one of the Properties.

“Purchase Option” has the meaning set out in Section 4.1.

“Purchase Option Termination Notice” has the meaning set out in Section 4.3.

“Quarterly Report” means a comprehensive report of work performed on the Properties, the Expenditures incurred and the results obtained therefrom in a respective calendar quarter.

“Representatives” means the employees, professionals, consultants and agents employed by or contracted to a Party.

“Transfer” for the purposes of Article 6 has the meaning set out in Section 6.1.

1.2	Included Words

2. This Agreement will be read with such changes in gender or number as the context requires.

1.3	Headings

3. The headings to the Articles, Sections, subsections or clauses of this Agreement are inserted for convenience only and are not intended to affect the construction hereof.

1.4	Interpretation

4. Unless the context otherwise requires, in this Agreement:

(a)
a reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced except to the extent prohibited by this Agreement or that other agreement or document;

(b)
a reference to legislation or to a provision of legislation or to a code includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation, code, by-law, ordinance or statutory instrument issued under it;

(c)	a reference to writing includes a facsimile or electronic mail transmission and any means of reproducing words in a tangible and permanently visible form;

(d)	headings and any table of contents or index are for convenience only and do not form part of this Agreement or affect its interpretation;

(e)
a provision of this Agreement shall not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of this Agreement or the inclusion of the provision in this Agreement;

(f)	the word “including” means “including without limitation” and “include” and, “includes” will be construed similarly;

(g)	if an act must be done on a specified day which is not a Business Day, it must be done instead on the next Business Day; and

(h)
a reference to a thing (including a right, obligation or concept) includes a part of that thing but nothing in this paragraph 1.4(h) implies that performance of part of an obligation constitutes performance of the obligation.

1.5	Entire Agreement

5. This Agreement including all Schedules together with the Loan Agreement and other agreements and documents to be delivered pursuant hereto and the Loan Agreement are the full expression of the Parties’ intentions and rights and the entire agreement between them pertaining to the subject matter hereof and supersede all prior letters of intent, prior agreements, understandings, negotiations and discussions whether oral or written of the Parties. There are no representations, warranties or other agreements between the Parties in connection with the subject matter hereof, except as set forth herein. No amendment or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any other provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

1.6	References

6. Unless otherwise stated, a reference herein to a numbered or lettered Article, Section, subsection, clause or schedule refers to the Article, Section, subsection, clause or schedule bearing that number or letter in this Agreement. A reference to “this Agreement”, “hereof”, “hereunder”, “herein” or words of similar meaning, means this Agreement including the schedules hereto, together with any amendments thereof.

1.7	Currency

7. All dollar amounts expressed herein, unless otherwise specified, refer to lawful currency of the United States of America.

1.8	Knowledge

8. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of a Party, such Party confirms that it has made due and diligent inquiry of such Persons (including appropriate officers of such Party, as applicable) as it considers necessary as to the matters that are the subject of the representations and warranties.

1.9	Schedules

9. The following schedules are attached to and incorporated in this Agreement by this reference:

1. Schedule A                      Properties

2. Schedule B                      JV Terms

1.10	Severability

10. If any provision of this Agreement is or becomes illegal, invalid or unenforceable, in whole or in part, the remaining provisions will nevertheless be and remain valid and subsisting and the said remaining provisions will be construed as if this Agreement had been executed without the illegal, invalid or unenforceable portion.

1.11	Calculation of Time

11. If any time period set forth in this Agreement ends on a day of the week which is not a Business Day, then notwithstanding any other provision of this Agreement, such period will be extended until the same time of the next following day which is a Business Day.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.1	Mutual Representations and Warranties

12. Each Party represents and warrants to the other Party hereto that, as of the Effective Date and the Option Exercise Date:

(a)	it is a body corporate duly incorporated or continued and duly organized and validly subsisting under the laws of its organizational jurisdiction;

(b)	it has full power and authority to carry on its business and to enter into this Agreement and carry out the provisions thereof;

(c)
neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;

(d)	the execution and delivery of this Agreement do not violate or result in the breach of the laws of any jurisdiction applicable to a Party or pertaining thereto or of its organizational documents;

(e)	all corporate authorizations have been obtained for the execution of this Agreement and for the performance of its obligations hereunder; and

(f)	this Agreement constitutes a legal, valid and binding obligation of the Party enforceable against it in accordance with its terms.

2.2	EMC Representations and Warranties

13. EMC and EMC Australia jointly and severally represent and warrant to the Optionee that, as of the Effective Date and the Option Exercise Date:

(a)
as of the Effective Date EMC is the sole beneficial owner of the Properties and the rights associated with the Applications and as of the Option Exercise Date EMC Australia be the sole registered and beneficial owner of the Properties and the rights associated with the Applications;

(b)	the Properties, the Applications and any royalty or other encumbrances in relation thereto, are properly and accurately described in Schedule A;

(c)
the Mineral Rights comprising the Properties have been duly and validly located and recorded pursuant to all applicable laws and regulations in Australia and the State of New South Wales and are in good standing;

(d)	to its knowledge there is no valid basis for protesting the recording of any of the Mineral Rights comprising the Properties;

(e)
there are no actual adverse claims, challenges, suits, actions, prosecutions, investigations or proceedings against or to the ownership of or rights or title to the Properties, the Applications or any portion thereof;

(f)
no consent or approval of any third party or Governmental Body is required for the execution, delivery or performance of this Agreement by it or the transfer or acquisition of any interest in the Properties and the Applications other such approvals, consents and authorizations of the Foreign Investment Review Board that may be required under the Foreign Acquisitions and Takeovers Act 1975 (Australia).

(g)
all taxes, assessments, rentals, levies or other payments relating to the Properties and the Applications and required to be made to any Governmental Body on or before the Effective Date have been made;

(h)
to its knowledge there is no proposal to terminate or vary the terms of or rights attaching to any of the Properties or the Applications from any Governmental Body, or any challenge to its right, title or interest therein;

(i)
to its knowledge, there are no Environmental Claims in respect to the Properties, nor to its knowledge have any activities of it or on behalf of it on the Properties or the Applications been in violation of any applicable Environmental Law, regulations or regulatory prohibition or order, and to the best of its knowledge, conditions on and relating to the Properties and the Applications are in compliance with such Environmental Laws, regulations, prohibitions and orders;

(j)
to its knowledge, none of the Properties or the Applications may reasonably be thought to have been acquired or advanced, as applicable, directly or indirectly, as a result of the payment of a bribe to an official or the concealment or conversion of the proceeds of a bribe to an official. Further, no Additional Property will be acquired, directly or indirectly, as a result of the payment of a bribe to an official or the concealment or conversion of the proceeds of a bribe to an official;

(k)
as at the Option Exercise Date, it will have made available to the Optionee all information in its possession or control relating to work done on or with respect to the Properties and the Applications;

(l)
EMC, EMC Australia and their Affiliates are, in all material respects, conducting their respective businesses in compliance with all applicable laws, rules and regulations (including all material applicable Canadian and Australian federal, provincial, state, municipal, and local environmental and licensing laws, regulations and other lawful requirements of any governmental or regulatory body, including but not limited to those contained in any mineral claim or other form of mineral tenure, or in any licence, concession or permit) of each jurisdiction in which its respective business is carried on and each is licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated and all such licences, registrations and qualifications are valid, subsisting and in good standing and it has not received a notice of a material non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of a material non-compliance with any such laws, regulations or permits which could have an adverse material effect on it and each such licence, registration, qualification or permit will at the Option Exercise Date be valid, subsisting and in good standing; and

(m)
neither EMC, EMC Australia nor any of their Affiliates have any liability, direct or indirect, contingent or otherwise, which materially adversely affects it or would reasonably be expected to have a material adverse effect on the Properties or Applications. Without limiting the generality of the foregoing, EMC Australia has no material obligation or liability except those arising in the ordinary course of business none of which is materially adverse to it.

2.3	Survival of Representations and Warranties

14. The representations and warranties detailed in Section 2.1 and 2.2 inclusive are deemed remade as of the Option Exercise Date and the Parties will be relying thereon in entering into this Agreement. The representations and warranties are deemed remade as of the date of the exercise of eth JV Option or Purchase Option, as the case may be, save to the extent that such representations and warranties are rendered inaccurate by the effluxion of time or any act or omission of the non-representing or non-warranting Party.

2.4	Indemnity

15. Subject to Section 2.3, each Party will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made or to be fulfilled by it hereunder. A Party may waive any of such representations, warranties, covenants, agreements or conditions in whole or in part at any time without prejudice of its right in respect of any other breach of the same or any other representation, warranty, covenant, agreement or condition.

ARTICLE 3
JV OPTION

3.1	JV Option

16. The Optionee shall have the option exercisable at any time, so long as the Loan is outstanding and so long as it has not exercised the Purchase Option, to acquire a 20% equity interest in EMC Australia (the “JV Option”). The Optionee may elect to exercise the JV Option by delivering or causing to be delivered to EMC a notice confirming the exercise of the JV Option.

3.2	Deemed Exercise

17. If prior to December 10, 2015 (the “JV Option Deadline”):

(a)	EMC receives net proceeds of not less than US$3.0 million from equity financing (the “Financing”);

(b)	no Event of Default has occurred and is continuing;

(c)	the Loan has not been repaid; and

(d)	the Purchase Option has not been exercised,

(collectively, the “JV Option Conditions”),

18. EMC shall have the right to deem the JV Option to have been exercised by the Optionee. On or before the JV Option Deadline, EMC shall deliver or cause to be delivered a notice to the Optionee confirming whether it has satisfied the JV Option Conditions. Subject to EMC having satisfied the JV Option Conditions before the JV Option Deadline, EMC may at that time give notice to the Optionee confirming that the Optionee is deemed to have exercised the Option.

3.3	Issuance of Shares

19. The exercise price for the JV Option shall be equal to the Outstanding Loan Amount as of the Option Exercise Date. The payment of the exercise price shall be made by the setoff of all Outstanding Loan Amounts against the exercise price of the JV Option. Upon exercise of the JV Option, EMC agrees to cause EMC Australia, to immediately issue that number of shares to the Optionee (or its nominee) such that after such issuance the Optionee holds 20% of the outstanding shares of EMC Australia, on a fully diluted basis.

3.4	Expenditure Statement and Audit

20. An itemized statement of Expenditures completed in any period certified to be correct by an officer of EMC will be conclusive evidence of the making of such Expenditures unless within 90 days of receipt of such statement the Optionee delivers an objection to the statement to EMC. If the Optionee delivers an objection within such 90 day period, then Optionee will be entitled to request that the auditors of EMC, audit the Expenditures provided for in the statement of Expenditures that is the subject of the objection. At the conclusion of such audit:

(a)	if the auditors determine that the statement of Expenditures exceed the Expenditures actually incurred by more than five percent of those stated, then the costs of the audit will be borne by EMC; and

(b)
if the auditors determine that the statement of Expenditures was accurate within five percent of the Expenditures actually incurred or the statement of Expenditures understate the Expenditures actually incurred by greater than a five percent margin, then the costs of the audit will be borne by the Optionee.

The auditors’ determination of Expenditures will be final and determinative of the amounts stated in the statement in question, and will not be subject to arbitration hereunder.

3.5	Election

21. Delivery of the applicable JV Option Exercise Notice shall constitute election by the Parties to continue to advance the Properties and EMC Australia and the Optionee shall be deemed to have formed a joint venture (the “Joint Venture”) effective the date of delivery of such applicable JV Option Exercise Notice. The Joint Venture will be conducted by EMC Australia and shall be constituted by way of a shareholders or other agreement (mutatis mutandis) and the Parties shall in a timely manner agree upon the terms of such agreement and execute same, but in any event generally on the JV Terms. Notwithstanding such deeming, for documentary purposes, the Parties shall forthwith negotiate in good faith and execute a form of shareholders agreement consistent with the JV Terms. If and until such shareholders agreement is executed, the JV Terms shall be deemed to constitute such agreement (in either case the “JVA”). Save in respect to matters arising hereunder before the deemed formation of the Joint Venture, the JVA shall supplant this Agreement.

3.6	Optionee’s Election to Terminate JV Option

22. For greater certainty, if no Event of Default has occurred and is continuing the Optionee may elect at any time, on or before the JV Option Deadline, to terminate the JV Option by delivering notice to that effect to EMC (the “JV Option Termination Notice”).

3.7	JV Option Termination

23. The JV Option will be of no further force or effect and will automatically terminate if:

(a)	the Optionee has not exercised the JV Option in accordance with Section 3.1;

(b)	EMC has not deemed the JV Option to have been exercised in accordance with Section 3.2;

(c)	the Loan is repaid in accordance with the terms in the Loan Agreement;

(d)	the Purchase Option is exercised; or

(e)	the Optionee delivers the JV Option Termination Notice to EMC.

ARTICLE 4
PURCHASE OPTION

4.1	Purchase Option

24. For so long as the Loan is outstanding, if:

(a)	the JV Option has not been exercised in accordance with Section 3.1 and EMC has not satisfied the JV Option Conditions on or before the JV Option Deadline; or

(b)	an Event of Default has occurred and is continuing,

25. the Optionee shall have the Option to elect to acquire the Properties (the “Purchase Option”).

4.2	Transfer of Properties

26. The exercise price for the Purchase Option shall be equal to the Outstanding Loan Amount as of the Option Exercise Date. The payment of the exercise price shall be made by the setoff of all amounts owing under the Outstanding Loan Amount against the exercise price of the Purchase Option. Upon exercise of the Purchase Option, EMC Australia will immediately transfer all of the Mineral Rights and the Applications to the Optionee or its nominee, free and clear of any Encumbrance, with all costs including any stamp duty or similar tax payable in respect thereof.

4.3	Optionee’s Election to Terminate Purchase Option

27. For greater certainty the Optionee may elect at any time, to terminate the Purchase Option by delivering notice to that effect to EMC (the “Purchase Option Termination Notice”).

4.4	Purchase Option Termination

28. The Purchase Option will be of no further force or effect and will automatically terminate if:

(a)	the Loan is repaid in accordance with the terms in the Loan Agreement;

(b)	the JV Option is exercised in accordance with Section 3.1 or deemed exercised in accordance with Section 3.2; or

(c)	the Optionee delivers the Purchase Option Termination Notice to EMC.

ARTICLE 5
RIGHTS AND OBLIGATIONS

5.1	EMC’s Obligations

29. EMC and EMC Australia must during the Option Period:

(a)	pay all Expenditures properly incurred promptly as and when due;

(b)
conduct all work on or with respect to the Properties, the Application areas and the Area of Interest and collect, handle, store and record all data related thereto, all in a manner consistent with good exploration, engineering and mining practice and in compliance with the applicable laws, rules, orders and regulations and to JORC and/or NI 43-101 standards;

(c)
keep the Properties in good standing and free and clear of all Encumbrances (except liens for taxes not yet due, other inchoate liens, liens contested in good faith by EMC or EMC Australia) and to proceed with all diligence to contest and discharge any such Encumbrance that is filed;

(d)
permit the directors, officers, employees and designated consultants and agents of the Optionee, at their own expense and risk, access to the Properties and all records and accounts in respect of EMC, EMC Australia or their Affiliates work on the Properties and the Application areas at all reasonable times following reasonable prior notice;

(e)
permit the Optionee to inspect, twice per calendar year, all geological, geophysical and geochemical information, maps, diagrams, documents, reports, records and databases in the possession or under the control of EMC, EMC Australia or their Affiliates and related to the Properties and the Application areas, along with any samples or drill core obtained therefrom, and access at all reasonable times following reasonable prior notice, at its own sole risk and expense, to the Properties and the Application areas;

(f)
perform such assessment work or make payments in lieu thereof and pay such rentals, taxes or other payments and do all such other things as may be necessary to maintain the Properties and related assets in good standing including, without limitation, staking and re-staking mining concessions, and applying for additional Mineral Rights and Other Rights;

(g)	maintain true and correct books, accounts and records of Expenditures, in accordance with United States generally accepted accounting principles, consistently applied;

(h)
deliver to the Optionee within 15 days after the end of each calendar quarter, a Quarterly Report provided that a Quarterly Report will not be required during any quarter in which no work was conducted, and no Expenditures incurred;

(i)	conduct all appropriate consultation, in respect to the Project, with local community groups;

(j)	provide responsible environmental management to the Project within the rules and guidelines operative of the appropriate Governmental Bodies having jurisdiction thereover;

(k)
provide the Optionee with copies of all of the environmental, heritage, and archaeology studies, and monitoring reports prepared for Governmental Bodies and brief the Optionee in such regard on a regular basis;

(l)	transfer all data, documents, reports, records, accounts, samples and assays in its possession or control, and relating to the Mining Operations or the Properties, to any replacement Operator;

(m)	promptly deliver to the Optionee any notices, demands or other material communications relating to any of the Assets that EMC, EMC Australia or any of their Affiliates receives;

(n)
obtain the prior written approval of the Optionee to the sending of any notice, demand or other material communications relating to any of the Assets to any adjacent property owner or any Governmental Body;

(o)
use its best efforts to apply for and obtain any required regulatory, stock exchange or other approval that may be required for the exercise of the JV Option, the Purchase Option or any other rights of the parties pursuant to this Option Agreement or the JV Terms within a reasonable time or at the request of the Optionee; and

(p)	refrain from disposing of its interest in any of the Assets, except in accordance with Article 6.

5.2	Abandonment of Mineral Rights during the Option Period

30. If, during the Option Period, EMC, EMC Australia or any of their Affiliates proposes to surrender or abandon any Mineral Rights comprised in the Properties, then it will notify the Optionee of its intent, and such Mineral Rights may only be abandoned with the consent of the Optionee. Following a surrender, abandonment or transfer made pursuant to such consent then the Mineral Rights so surrendered, abandoned or transferred will thereafter cease to form part of the Properties and will no longer be subject to this Agreement, save and except with respect to such obligations or liabilities of the Parties as have accrued to the date of such surrender, abandonment or transfer.

ARTICLE 6
TRANSFERS

6.1	Limitations on Transfers

31. EMC will not and will cause EMC Australia to not transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer, alienate or otherwise dispose of (in this Article, to “Transfer”) any or all of its interest in the Properties or transfer or assign any of its rights under this Agreement (in this Article, such interests and rights, collectively, the “Holdings”) without the prior written consent of the Optionee. This Agreement may be assigned by the Optionee in connection with an assignment of the Loan Agreement as permitted in accordance with the terms therein.

6.2	Conditions of Transfers

32. As a condition of any Transfer other than to another Party, the transferee must covenant and agree in writing to be bound by this Agreement, including this Article 6, and prior to the completion of any such Transfer, the transferring Party will deliver to the other Party evidence thereof in a form satisfactory to such other Party in which case the transferring Party will be released from its obligations hereunder with the exception of firstly any outstanding obligations arising prior to the Transfer and secondly pursuant to Article 9, for which the transferring Party will remain liable.

ARTICLE 7
CONFIDENTIAL INFORMATION

7.1	Confidential Information

33. Except as specifically otherwise provided for herein, the Parties will keep confidential all data and information respecting this Agreement and the Assets and will refrain from using it other than for the activities contemplated hereunder or publicly disclosing it unless required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction, or with the consent of the other Party, such consent not to be unreasonably withheld.

7.2	Fraudulent or Negligent Disclosure

34. Neither Party will be liable to the other Party for the fraudulent or negligent disclosure of information by any of the Parties’ employees, servants or agents, provided that the Party has taken reasonable steps to ensure the preservation of the confidential nature of such information.

7.3	Information in Public Domain

35. The provisions of this Article 7 do not apply to information which is or becomes part of the public domain other than through a breach of the terms hereof.

7.4	Press Release

36. The Parties will consult with each other prior to issuing any press release or other public statement regarding the Properties, or the activities of the Parties with respect thereto. In addition, each Party will obtain prior consent from the other Party before issuing any press release or public statement. The foregoing obligations to consult with and obtain the consent of the other Party shall not apply where such disclosure is required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction, provided that the Party required to disclose will use reasonable efforts to consult with and provide advance notice of such disclosure to the other Party. Where a Party requests consent from the other Party of any press release or public statement and the other Party has not responded to such request within two Business Days, then the Party proposing the press release or public statement will be entitled to proceed with its disclosure as if it had received consent from the other Party. However, any consent by a Party to the other Party issuing a press release or public statement, will not be considered an approval or certification of the consenting Party to the accuracy of the information in such press release or public statement, or a confirmation that such press release or public statement complies with the rules, policies, by-laws and disclosure standards of the applicable regulatory authorities or stock exchanges.

7.5	Request to Disclose

37. Where a request is made for permission under this Article 7 to disclose confidential information or issue a press release or other public statement, a reply thereto will be made as soon as possible and in any event within two Business Days after receipt of such request, failing which the Party requesting will be entitled to disclose such information in the limited circumstances specified in such request as if such consent had been given.

ARTICLE 8
DISPUTE RESOLUTION

8.1	Arbitration

38. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidating thereof, shall be settled by arbitration of a single arbitrator pursuant to the Commercial Arbitration Act (RSBC 1996 C. 55) and such arbitration shall be conducted under the rules of the British Columbia International Commercial Arbitration Centre in Vancouver, BC. The Parties waive any rights under any applicable law to appeal any arbitration proceedings or award. The place of arbitration shall be Vancouver, BC. The arbitrator shall be a person acceptable to both Parties and have expertise in the subject matter of the dispute.

ARTICLE 9
AREA OF INTEREST

9.1	All Parties

(a)
From the Effective Date until termination of this Agreement, EMC, EMC Australia and their Affiliates will not acquire any Mineral Rights (or an interest therein) or Other Rights (or an interest therein) located wholly or in part within the Area of Interest (the “Acquired Interest”) unless acquired in accordance with Section 9.1(b).

(b)
If EMC, EMC Australia or any of their Affiliates acquires or proposes to acquire an Acquired Interest, within thirty (30) days after such acquisition or proposed acquisition, as the case may be, EMC shall notify the Optionee of such acquisition or proposed acquisition. Such notice shall describe in detail the Acquired Interest and the cost thereof. In addition to such notice, EMC shall make any and all information concerning the Acquired Interest available for inspection by the Optionee. Within thirty (30) days after receiving the notice and information, the Optionee shall notify the acquiring Party of its election to include such Acquired Interest in the Properties, and if it so elects then such Acquired Interest will be deemed an Additional Property and EMC will bear the costs of such acquisition and EMC and EMC Australia shall or shall cause their Affiliates to extend the Charge over such Additional Property. If the Optionee does not want to include such Acquired Interest as part of the Properties, then EMC, EMC Australia and any of their Affiliates will be free to acquire or otherwise deal with such Acquired Interest for their own account, and such Acquired Interest will be deemed not subject to this Agreement.

ARTICLE 10
NOTICE

10.1	Notice

39. All notices and other communications under this Agreement will be in writing and may be delivered personally or transmitted by facsimile as follows:

40. To EMC or EMC Australia:

3. EMC Metals Corp.
Suite 501 – 1430 Greg Street
Sparks, Nevada, 89431
Attention: President
Email: georgeputnam@emcmetals.com
Facsimile: (775) 355-9506

41. With a copy to (which shall not constitute notice):

4. Morton Law LLP
Suite 1200 – 750 West Pender Street
Vancouver, British Columbia V6C 2T8
Attention: Edward L. Mayerhofer
Email: elm@mortonlaw.ca
Facsimile: (604) 681-9652

42. To the Optionee:

5. Scandium Investments LLC
6. c/o Shenassa & Company
7. 11620 Wilshire Blvd., Suite 460
8. Los Angeles, CA 90025
9. Attention: President
10. Email: Shenassa@Shenassa.com
11. Facsimile: (310) 914-4044

43. With a copy to (which shall not constitute notice):

12. Fasken Martineau DuMoulin LLP
2900 - 550 Burrard Street
Vancouver, British Columbia V6C 0A3
Attention: Iain Mant
Email: imant@fasken.com
Facsimile: (604) 632-4734

44. or to such addresses as each Party may from time to time specify by notice. Any notice will be deemed to have been given and received:

(a)
if personally delivered, then on the day of personal service to the recipient Party, provided that if such date is a day other than a Business Day such notice will be deemed to have been given and received on the first Business Day following the date of personal service;

(b)
if sent by email or facsimile transmission and successfully transmitted prior to 4:00 pm on a Business Day (local time for the recipient Party), then on that Business Day, and if transmitted after 4:00 pm on that day then on the first Business Day following the date of transmission.

ARTICLE 11
GENERAL

11.1	Other Activities and Interests

45. This Agreement and the rights and obligations of the Parties hereunder are strictly limited to the Properties and the Area of Interest. Save as herein specifically set out, each Party will have the free and unrestricted right to enter into, conduct and benefit from business ventures of any kind whatsoever, whether or not competitive with the activities undertaken pursuant hereto, without disclosing such activities to the other Parties or inviting or allowing the other to participate including, without limitation, involving Mineral Rights.

11.2	No Waiver

46. No consent or waiver expressed or implied by any Party in respect of any breach or default by the other in the performance by such other of its obligations hereunder will be deemed or construed to be a consent to, or a waiver of, any other breach or default.

11.3	Further Assurances

47. The Parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the Parties in the Assets.

11.4	Enurement

48. This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

11.5	Special Remedies

49. Each of the Parties agrees that its failure to comply with the covenants and restrictions set out in Section 5.2 (Abandonment of Mineral Rights During Option Period), Article 6 (Transfers), Article 7 (Confidential Information), or Article 9 (Area of Interest) would constitute an injury and cause damage to the other Parties impossible to measure monetarily. Therefore, in the event of any such failure, the other Parties will, in addition and without prejudice to any other rights and remedies that it may have at law or in equity, be entitled to injunctive relief restraining, enjoining or specifically enforcing the provisions of Section 5.2, Article 6, Article 7 or Article 9, as the case may be, and any Party intending to breach or which breaches the provisions Section 5.2, Article 6, Article 7 or Article 9 hereby waives any defence it may have in law to such injunctive or equitable relief.

11.6	Governing Law

50. This Agreement will be governed by and interpreted in accordance with the laws of British Columbia and the laws of Canada generally applicable therein.

11.7	Time of the Essence

51. Time is of the essence in the performance of each obligation under this Agreement.

11.8	Counterparts

52. This Agreement may be executed in any number of counterparts and all such counterparts, taken together, will be deemed to constitute one and the same instrument. This Agreement may be signed by facsimile.

11.9	Costs

53. Each Party must bear its own legal and other costs arising out of the negotiation, preparation and execution of this Agreement.

IN WITNESS, this Agreement has been executed as of the date first above given.

Name:

Title:

Schedule A
Properties

Nyngan Property

The Nyngan scandium property in New South Wales, Australia, (including freehold land contained in Folio Identifiers 6/752879, 7/7528879, plus exploration tenements described as part of license numbers EL 6009 (limited to BOU d,e,j,k and f ) and all of license number EL 6096) and including all rights EMC or any of the Borrowers may have under the Settlement Deed between Jervois Mining Ltd. (“Jervois”) and EMC dated February 4, 2014 relating to the Nyngan Property (the “Nyngan Settlement Deed”).

Subject to the following royalties:

(a)
a 1.5% NPI royalty granted pursuant to the royalty agreement dated June 4, 2002 and made between Jervois and Kanneteal Pty Ltd. and St Jude Exploration Pty Ltd. (formerly known as Plumbum Pty Ltd.), as amended;

(b)	a 1.7% NSR royalty granted to Jervois pursuant to the Nyngan Settlement Deed as more particularly described therein;

(c)
the 0.2% royalty granted to Kudu Partners, L.P. (“Kudu”) in connection with the loan and royalty agreement between EMC and Kudu dated July 26, 2013, as more particularly described in the royalty agreement between EMC and Kudu dated July 26, 2013;

(d)
the 0.2% royalty granted to Barry Davies (“Barry”) in connection with the loan and royalty agreement between EMC and Barry dated July 26, 2013, as more particularly described in the royalty agreement between EMC and Barry dated July 26, 2013;

(e)
the 0.2% royalty granted to Bradley Resources Company LLC (“Bradley”) in connection with the loan and royalty agreement between EMC and Bradley dated July 26, 2013, as more particularly described in the royalty agreement between EMC and Bradley dated July 26, 2013;

Honeybugle Property

The Honeybugle scandium property in New South Wales, Australia (including license no. EL 7977) and including rights under the letter agreement dated March 27, 2014 between John Thompson, Johan & Robyn Thompson Family Trust and EMC.

Schedule B
JV Terms

SCHEDULE B
JV TERMS

1.	Governing Principles And Scope

Principles and Scope

The following terms and principles (the “Terms”) are intended to be incorporated in a shareholders agreement governing the affairs of the Company (“Shareholders’ Agreement”) based on the requirements of the applicable corporate law of Australia, together with other terms and principles as may be agreed. The Terms are not exhaustive.

Parties

The parties to the Shareholders’ Agreement will be the Shareholders and the Company.

2.	Definitions

Unless the context otherwise requires, in the Terms:

(1)	“Adjusted Proportionate Share” has the meaning given in clause 13.4(2);

(2)
“Approved Budget” means a budget of estimated Company Expenditures approved by the Board relating to the carrying out of an Approved Program or otherwise to be incurred during the period to which an Approved Budget relates;

(3)	“Approved Program” means a program of Operations approved by the Board;

(4)
“Assets” means all property or assets of any nature or kind, whether real or personal, tangible or intangible, corporeal or incorporeal, and includes any other interest in that property or those assets;

(5)
“Available Cash” means, in respect of any Year after the date of commencement of commercial production, all revenues from the sale of Mineral Product, from the sale or the disposition of any Assets of the Company, from insurance claims, from services provided by the Company to other persons and from investments and interest received as a return on investment of the Company funds on deposit, less all costs and any contingencies and reserves as may be approved by the Board from time to time;

(6)	“Board” has the meaning given in clause 9.2(1);

(7)	“Business Day” means any day, other than a Saturday, Sunday or a day on which banks in Adelaide, South Australia or Vancouver, British Columbia are generally not open for business;

(8)	“Cash Call Notice” has the meaning given in clause 7.3;

(9)	“Chair” means the chairperson of the Board.

(10)	“Chargee” has the meaning given in clause 14.1;

(11)	“Company” means EMC Metals Australia Pty Ltd.;

(12)	“Company Activities” means all and any activities directed to the achievement of the purposes of the Company as set out in clause 3;

(13)	“Company Expenditures” in addition to cash expenditures includes costs, obligations and liabilities incurred or properly accrued but not yet met;

(14)	“Constitution” means the constating documents of the Company;

(15)	“Current Proportionate Share” has the meaning given in clause 13.4(1);

(16)	“Defaulting Shareholder” means a Shareholder which is in material breach of any of the provisions of the Shareholders’ Agreement;

(17)	“Diluted Amount” has the meaning given in clause 13.4(3);

(18)	“Effective Date” means the date on which each Shareholder executes the Shareholders’ Agreement;

(19)	“Electing Shareholder” has the meaning given in clause 15.4(2)(a);

(20)	“EMC” means EMC Metals Corp.

(21)	“EMC Shares” means common shares in the capital of EMC;

(22)	“Equity Conversion Portion” has the meaning given in clause 6.2(2);

(23)	“Equity Option” has the meaning given in clause 6.2(3);

(24)
“Feasibility Study” means a feasibility study that complies with the definition of such term as given in CIM Definition Standards for Mineral Resources and Mineral Reserves adopted by CIM Council on May 10, 2014, as referred to in National Instrument 43-101, which is specified to be done to a standard of accuracy of +/- 20% or better on capital and operating cost estimates;

(25)
“Governmental Authority” means any foreign, domestic, national, federal, provincial, territorial, state, regional, municipal or local government or authority, quasi government authority, fiscal or judicial body, government or self-regulatory organization, commission, board, tribunal, organization, or any regulatory, administrative or other agency, or any political or other subdivision, department, or branch of any of the foregoing;

(26)	“Interest” means all or part of the Proportionate Share of a Shareholder, as, in the relevant circumstances, identified by such Shareholder.

(27)	“Mineral Product” means any form or compound whatsoever containing precious, base or industrial minerals, which may lawfully be explored for and mined from the Properties and sold;

(28)	“Non charging Shareholder” has the meaning given in clause 14.1;

(29)	“Non-Operator” means Scandium when EMC or its designate is Operator, and EMC when Scandium or its designate is Operator;

(30)	“Notice” has the meaning given in clause 17;

(31)	“Other Shareholder” has the meaning given in clause 15.3;

(32)
“Operations” means all prospecting, exploration, development, construction, mining, milling, processing, treatment operations and related operations conducted by or on behalf of the Company with respect to the Properties, including the preparation of any preliminary assessment, pre-feasibility study or feasibility study and any other reports or supplementary information;

(33)	“Operator” means initially EMC or its designate affiliate, unless or until the Board replaces EMC or such designate or EMC or its designate ceases to be Operator in accordance with clause 11.1;

(34)	“Operator Claim” has the meaning given in clause 6.1;

(35)	“Participatory Interest Date” has the meaning given in clause 6.1;

(36)	“Piggy Back Notice” has the meaning given in clause 15.4(1)(c);

(37)	“Project” has the meaning given in clause 3(1);

(38)	“Project Area” means specified mineral properties of the Company or any portions thereof;

(39)	“Properties” or “Property” has the meaning given in the Option Agreement;

(40)	“Proportionate Share” has the meaning set out in clause 4.1, as adjusted from time to time in accordance with the Shareholders’ Agreement;

(41)	“Security” has the meaning given in clause 14.1;

(42)	“Selling Shareholder” means a Shareholder who desires or is compelled to sell, transfer, assign or dispose of the whole or any part of its Proportionate Share;

(43)	“Shareholder” means a party with a Proportionate Share;

(44)	“Shareholders’ Agreement” has the meaning given in clause 1.1;

(45)	“Shareholders Meeting” means a meeting of the Shareholders duly convened pursuant to clause 10.1.

(46)	“Shares” means common shares in the capital of the Company;

(47)
“Supermajority Decision” means a decision made by the Board that requires the approval by a vote of at 100% of the voting Board members and a decision made by the Shareholders that requires the approval by a vote of 100% of the voting Shareholders.

(48)	“Terms” has the meaning given in clause 1.1;

(49)	“Third Party Offer” has the meaning given in clause 15.3;

(50)	“Third Party Offeror” has the meaning given in clause 15.3;

(51)	“Scandium” means Scandium Investments LLC;

(52)
“Year” means each period of 12 successive months, with the first such period commencing on the Effective Date and each successive period commencing on an anniversary of the Effective Date and, for the avoidance of doubt, the final Year will be the period commencing on the anniversary of the Effective Date occurring immediately prior to the earlier of the date of termination or expiry of the Shareholders’ Agreement; and

(53)	a reference to a clause is to a clause of the Terms.

3.	Purpose of the Company

(1)	The purpose of the Company will be only:

to carry out exploration of the Properties for Mineral Products;

if results justify so doing, to make technical, commercial and economic pre-feasibility and feasibility studies to establish whether or not a mining operation is economically viable in or on the Properties;

if any mining operation is considered technically, commercially and economically viable, to develop one or more mines and to commence and continue production of saleable Mineral Product on a commercial scale; and

any other activity in connection with or incidental to any of the foregoing including the beneficiation, processing or refining of Mineral Product.

(collectively, the “Project”)

(2)
The Board shall cause the Company to be operated consistently with the Approved Programs and Approved Budgets and in a manner which permits the provisions of the Shareholders’ Agreement to be effective.

4.	Proportionate Share and Deemed Company Expenditures

Initial Proportionate Share

Upon the execution of the Shareholders’ Agreement, Scandium and EMC (or their designated Affiliates), will have the following initial equity ownership interest (expressed as a percentage) in the Company (“Proportionate Share”):

(1)	Scandium (or a designated affiliate) – 20%; and

(2)	EMC (or a designated affiliate) – 80%.

Deemed Company Expenditures

The deemed Company Expenditures of the Shareholders on the Participatory Interest Date will be:

(3)	Scandium – US$2,500,000; and

(4)	EMC – US$10,000,000.

5.	Rights and Liabilities of Shareholders

As between the Shareholders the rights, duties, obligations and liabilities arising out of the Shareholders’ Agreement will be several and not joint, it being the express purpose and intention of the Shareholders that all liabilities and obligations to third parties arising out of the Shareholders’ Agreement will be borne by the Shareholders in proportion to their respective Proportionate Share.

6.	Carried interest and participatory interest option

Carried Interest

Prior to the date (the “Participatory Interest Date”) that is the later of:

(1)	the date on which EMC completes, delivers to Scandium and files on SEDAR a Feasibility Study in respect of one or more Property; and

(2)
the date on which a mining license is issued in respect of one or more Property for which a Feasibility Study was filed pursuant to clause 6.1(1) by the appropriate Governmental Authority of New South Wales, Australia or such other jurisdiction having authority to grant mining licenses for the Property or Properties;

Scandium shall be carried in its Proportionate Share and shall not be required to contribute any Company Expenditures to the Company and all such Company Expenditures for the period from the Effective Date to the Participatory Interest Date shall be borne by EMC without any obligation arising on Scandium to reimburse EMC for such Company Expenditures during such period.

Option to Convert into EMC Common Shares

(3)	Upon the occurrence of the Participatory Interest Date, the Company shall give written Notice to Scandium specifying the Participatory Interest Date.

(4)
Within 30 Business Days of receipt of the notice given by the Company under clause 6.2(1), Scandium may give a written Notice to the Company and EMC of its election to sell all or a portion of its Proportionate Share in the Company (the “Equity Conversion Portion”) to EMC for consideration consisting of that number of EMC Shares determined in accordance with clause 6.3, subject to receipt of applicable regulatory, stock exchange and shareholder approvals as may be required.

(5)
If the option (the “Equity Option”) granted by clause 6.2(2) is not exercised within 30 Business Days or is exercised only with respect to a portion of Scandium’s Proportionate Share, then Scandium shall be deemed to have elected to convert its carried Proportionate Share, or that portion of its carried Proportionate Share not so exercised, into a participatory interest on the terms set out below.

(6)	If the Equity Option is exercised by Scandium in respect of its entire Proportionate Share, the Shareholders’ Agreement shall terminate.

Valuation of Proportionate Interest

(7)	If the Equity Option is exercised by Scandium, EMC shall issue to Scandium the number of EMC Shares calculated by:

N	=	V
E

where:

‘N’ is the Number of EMC Shares issued to Scandium,

‘V’ is the fair market value of the Equity Conversion Portion to be acquired by EMC pursuant to the Equity Option, and

‘E’ is the market value of the EMC Shares (as defined in the TSX Company Manual) on the TSX or the principal market on which the EMC Shares are traded as at the date of Scandium’s exercise of the
Equity Option.

(8)
The fair market value of the Equity Conversion Portion shall be as agreed to by the Shareholders acting reasonably, provided that if the Shareholders are unable to agree on the fair market value of such the Equity Conversion Portion within 10 Business Days of the exercise by Scandium of the Equity Conversion Portion, parties will engage an independent valuator to assess the fair market value of the Equity Conversion Portion.

7.	Contribution to Company Expenditures

Obligation to Contribute

Subject to clauses 6.1, 6.2 and 13.1, each Shareholder must contribute all Company Expenditures incurred:

(1)	in conducting Approved Program;

(2)	as contemplated by Approved Budgets; or

(3)	in a manner provided for in the Shareholders’ Agreement

in proportion to its Proportionate Share, on each date on which such contribution is due to be made.

Provision of Security

To the extent that security (whether in the form of cash, negotiable securities, letters of guarantee, irrevocable letters of credit or otherwise) is required to be posted with or in favour of any Governmental Authority in connection with an Approved Program, after the Participatory Interest Date, each of the Shareholders must lodge security, in such form as may be acceptable to the particular Governmental Authority, in an amount equal to its Proportionate Share at the time and to the total amount of security then required by the Governmental Authority; and if the security will expire at a particular time a Shareholder must replace or renew its security before that time if required by the Governmental Authority.

Timing of Contributions

If contributions to Company Expenditures are required to be made by a Shareholder under the Shareholders’ Agreement, then the Operator must issue a Notice to each Shareholder (“Cash Call Notice”) for each calendar quarter. Any Cash Call Notice must be issued not more than 40 Business Days but not less than 30 Business Days in advance of the calendar quarter to which the Cash Call Notice relates.

Payment of Contributions

All contributions to Company Expenditures required to be made by a Shareholder under the Shareholders’ Agreement must be made by that Shareholder paying, to the Operator, the amount stated in the Cash Call Notice as being the amount due to be contributed by that Shareholder:

(4)	on or before 20 Business Days before the first day of the calendar quarter to which the Cash Call Notice relates; and

(5)	to a bank account opened by the Company with a financial institution approved by the Board.

8.	Distributions of Advances, Cash or Mineral Product

Distribution of Advances and Cash Flow

The Shareholders, either in general meeting or by a unanimous resolution must cause the Company, not less frequently than quarterly, to distribute its Available Cash:

(1)	firstly, in repayment to the Shareholders, pro rata in accordance with all loans received by the Company from the Shareholders; and

(2)	secondly, subject to applicable law, by way of dividends or other distributions to the Shareholders, pro rata in accordance with their Proportionate Shares.

9.	Administration of the Company

Company Constitution

Except to the extent otherwise provided in the Shareholders’ Agreement or by law, the conduct of the business of the Company will be governed in accordance with its Constitution which must, upon the advice of the Company's legal counsel (which counsel will be initially nominated by EMC and thereafter may be changed by the Shareholder who at the relevant time has the largest Proportionate Share), be amended as necessary to be consistent with the Terms. The terms of the Shareholders’ Agreement will take precedence over the Constitution, except where the same conflicts with applicable law.

Board

(1)	The affairs of the Company will be governed by the board of directors of the Company (“Board”).

(2)	The Board shall have 4 members.

(3)	Subject to clause 9.2(6):

Scandium must nominate 2 of the members for the time being of the Board;

EMC must nominate 2 of the members for the time being of the Board;

subject to clause 9.2(6), a quorum at a meeting of the Board must comprise 2 members with one of those members representing each Shareholder; and

(4)	Each Shareholder agrees to vote its Shares so as to elect as members of the Board those persons so nominated pursuant to clause 9.2(3).

(5)	The Shareholders must cause the Company, if necessary and if permitted by applicable law, to amend its Constitution to provide for the following:

the discretion of the Board to create committees to advise the Board on certain matters and delegate certain powers of the Board to these committees; and

changes to the Board to reflect the provisions of clause 9.2(6).

(6)
If, through dilution pursuant to clause 13, a Shareholders’ Proportionate Share is less than 20% but is equal to or exceeds 5%, then such Shareholder will be entitled to nominate 1 member to the Board and the other Shareholder will be entitled to nominate 3 members to the Board; and

Chair and Officers

(7)	The Board must, on an annual basis immediately following the annual general meeting of the Company, by resolution, appoint the:

Chair; and

officers of the Company.

(8)	The Chair must be a Board member.

(9)
If one Shareholder has a larger Proportionate Share than the other Shareholder, then the Shareholder having the larger Proportionate Share will be entitled to have the Board appoint its nominee as the Chair.

(10)
If no Shareholder has a larger Proportionate Share than the other Shareholder, then the Chair shall rotate annually between the nominees of the Shareholders, with the nominee of EMC being appointed as the initial Chair.

Decisions by Board

(11)	Decisions of the Board expressed by a resolution which must be passed by a majority vote, except for Unanimous Decisions.

(12)	In the event of a tie vote on a resolution of the Board the following will apply:

no Board member (including the Chair) will have a second tie-breaking vote; and

the Board will appoint an independent expert by majority vote to make a recommendation to the Board as to how to vote on the resolution that is the subject of the tie vote, and the Board will thereafter vote in accordance with that recommendation, and each Shareholder will take such action as is necessary to ensure representatives of such Shareholder that are members of the Board (or any replacement thereof) vote in accordance with the recommendation. If a majority of the members of the Board are unable to agree on a choice of independent expert, each Shareholder will within three (3) days, each provide a list of three (3) independent experts, and they shall each alternately strike (with the person striking first being randomly drawn) names form the combined list until only one (1) name remains; the remaining name shall be the independent expert for the purposes of this paragraph. For the purposes of the foregoing, an "independent expert" shall mean a person with appropriate professional qualifications and experience on the subject matter of the resolution that is the subject of the tie vote.

Unanimous Board Decisions

The plurality of votes required for the Company to pass a resolution at a Director’s Meeting in respect of any of the matters listed below is 100% of the votes cast on the resolution:

(13)	an expansion program that would adversely impact on existing financing arrangements of the Company or a party;

(14)	the institution, defence, compromise or settlement of any court or arbitral proceedings involving the Company involving an amount in excess of $500,000;

(15)	the compromise or settlement of any insurance claim involving an amount in excess of $500,000;

(16)	except as expressly provided otherwise in the Shareholders’ Agreement, any decision to commence or prepare a Feasibility Study;

(17)	any decision to commence a mining program;

(18)	the approval of any development plan or any decision to develop a mining operation on the Project Area and bring the Project Area or any part of it into commercial production;

(19)	any decision to suspend or defer Operations or place any Operation on a care and maintenance basis or to commence or recommence operations under a mining program;

(20)	entry into or the termination by the Company of any contract or subcontract relating to the Company involving a commitment to expenditure, whether capital or operating, in excess of $250,000;

(21)
irrespective of whether expressly contemplated in an Approved Program or Approved Budget, approval of the sale or disposal of any of the Properties or any interest in the Properties having a market value in excess of $250,000;

(22)
irrespective of whether expressly contemplated in an Approved Program or Approved Budget, approval of any purchase of any item of property (whether real or personal, tangible or intangible), having a value in excess of $250,000;

(23)	any decision to approve or pay an Operator’s fee for management of the Operations;

(24)
the incurring of indebtedness by the Company or the creation of an encumbrance in respect of its Assets to secure such indebtedness, except for the incurring of indebtedness and the creation of an encumbrance in respect of the financing or refinancing of a development program or mining program;

(25)
the entry into or the termination by the Company of any offtake agreement or any other agreement relating to the sale of a royalty or other ongoing interest in any Mineral Product from the Properties; and

(26)	if applicable, the review and approval of annual resource and reserve estimates prepared by the Operator, as appropriate for the purpose of National Instrument 43-101.

10.	SHAREHOLDERS Meetings

Calling of Shareholders Meetings

(1)	A Shareholders Meeting may be called by:

the Board; or

any Shareholder.

(2)	The Company must give Notice of the date, time and location of any Shareholders Meeting to each Shareholder and publish the Notice, if required by the Constitution.

(3)	The Notice prescribed in clause 10.1(2) must be delivered to each Shareholder (and published, if so required) at least 5 Business Days prior to the date of the proposed Shareholders Meeting.

(4)	A Shareholders Meeting will not necessary if all of the Shareholders agree, in writing, to any proposed resolution.

Supermajority Shareholder Decisions

The plurality of votes required for the Company to pass a resolution at a Shareholders Meeting called in respect of any of the matters listed below is 100% of the votes cast on the resolution:

(5)	issuing additional Shares (except pursuant to clause 13.7);

(6)	a change in the number of Board members;

(7)
the giving jointly by the Shareholders of any guarantee (whether direct or indirect) to secure the obligation of any person arising under the Shareholders’ Agreement or otherwise in relation to the Properties,

(8)	the consolidation, merger or amalgamation with any other corporation by the Company;

(9)	an alteration, amendment or other modification of the authorized capital of the Company unless specifically otherwise permitted in the Shareholders’ Agreement;

(10)	any split or consolidation of any authorized capital of the Company whether issued or unissued;

(11)	amending the Constitution of the Company, or limiting the power of the Board;

(12)	the winding up of the Company or otherwise permanently terminating or ceasing Operations; and

(13)	the undertaking of any business activity unrelated or not reasonably ancillary to the Company Activities.

11.	Operator

Initial Operator and Removal of Operator

Unless the Shareholders unanimously agree otherwise, EMC will be initial Operator and will remain so unless:

(1)	pursuant to clause 13, the Operator’s Proportionate Share of the Company has diluted to less than 50% and the Company elects to replace the Operator;

(2)	the Operator fails to submit an annual program and budget as contemplated in clause 12.1 and the Company elects to replace the Operator;

(3)	the Operator resigns;

(4)	the Operator is removed for default; or

(5)	the Operator is subject to an Insolvency Event.

Operator Obligations

The Operator must:

(6)	conduct the Operations in accordance with Approved Programs and Approved Budgets;

(7)	pay all Company Expenditures incurred promptly as and when due;

(8)
conduct all Operations in a good workmanlike manner and in manner consistent with good exploration, engineering and mining practice and in compliance with NI 43-101 standards and all applicable laws, rules, orders and regulations, including without limitation all applicable anti-corruption laws such as the Canadian Corruption of Foreign Public Official Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code of Canada, the U.K. Bribery Act, and the U.S. Foreign Corrupt Practices Act;

(9)
except as expressly contemplated by the Shareholders’ Agreement or for taxes not yet due, other inchoate liens and liens contested in good faith by the Operator, keep the Properties in good standing and free and clear of all encumbrances and to proceed with all diligence to contest and discharge any such encumbrance that is filed;

(10)
perform such assessment work and make such filings as are required by Governmental Authorities or make payments in lieu thereof and pay such rentals, taxes or other payments and do all such other things as may be necessary to maintain the Properties and related assets in good standing including, without limitation, staking and re-staking mineral rights, and, with the approval of the Board, applying for additional mineral rights and other rights;

(11)	permit Board members, officers, employees and designated consultants and agents of the Non-Operator:

access to the Properties at all reasonable times; and

access to all records of the Operator pertaining to the Operations and the Properties;

(12)
permit the Non-Operator at its sole risk and expense and upon being provided with reasonable notice, to inspect, at all reasonable times, all geological, geophysical and geochemical information, maps, diagrams, documents, reports, records and databases in the possession or under the control of the Operator and related to the Properties, along with any samples or drill core obtained therefrom, and access at all reasonable times, at its own sole risk and expense, to the Properties;

(13)
provide the Non-Operator with copies of any and all correspondence with Governmental Authorities and third parties with respect to the Properties and any and all documents submitted to or filed with Governmental Authorities to record assessment work on the Properties;

(14)	maintain true and correct books, accounts and records of Company Expenditures, in accordance with International Financial Reporting Standards, consistently applied;

(15)	conduct all appropriate consultation, in respect to the Project, with local community groups including appropriate aboriginal groups, if any;

(16)
conduct all Operations in accordance with responsible health and safety guidelines and provide responsible environmental management to, and sustainable development of, the Project within the rules and guidelines operative of the appropriate Governmental Authorities having jurisdiction there over and in accordance with community policies and standards;

(17)
provide the Non-Operator with copies of all of the environmental, heritage, and archaeology studies, and monitoring reports prepared for Governmental Authorities and brief the Non-Operator in such regard on a regular basis;

(18)	transfer all data, documents, reports, records, accounts, samples and assays in its possession or control, and relating to the Operations, the Project or the Properties, to an incoming Operator;

(19)
permit and provide the Non-Operator and its respective representatives access as and when required to all scientific and technical data and information in its possession or control relating to the Properties, copies of any scoping, pre-feasibility, feasibility or similar studies, results of Operations conducted on or in relation thereto and all planned Operations thereon as may be required by the Non-Operator in order to assist the Non-Operator to fulfill its regulatory reporting obligations;

(20)	deliver to the Non-Operator regular progress reports during periods of active Operations and promptly notify the Non-Operator of any material exploration results or adverse events;

(21)
deliver to the Non-Operator annually, within 40 Business Days after the end of each Year, a report on the work conducted on or with respect to the Properties for the previous Year summarizing any significant technical data learned or obtained and providing a breakdown of Company Expenditures incurred in carrying out Operations in that Year; and

(22)
place and maintain, with a reputable insurer or insurers, such insurance as the Operator in its discretion deems advisable together and, upon the written request of the Non-Operator, provide it with evidence of such insurance.

Prohibitions

The Operator must not, except with the prior approval of the Board or except in an emergency or as necessary to protect property and persons:

(23)	knowingly enter into any contract or arrangement in connection with the Company Activities with a Shareholder or an affiliate of a Shareholder;

(24)
except where sufficient details are provided in an Approved Program or Approved Budget enter into any contract or subcontract involving a commitment to Company Expenditures, whether capital or operating, in excess of $500,000;

(25)	except where expressly contemplated in an Approved Program or Approved Budget, sell or otherwise dispose of any Asset of the Company having a market value exceeding $500,000;

(26)	institute, defend, compromise or settle any court or arbitral proceedings or insurance claim involving an amount in excess of $500,000; or

(27)	except as necessary to comply with law or the requirements of any Governmental Authority having jurisdiction, suspend or curtail any Operations.

Indemnification of Operator

(28)
Each Shareholder must indemnify the Operator from and against any liabilities (“Operator Claim”) suffered, sustained or incurred by the Operator which arises out of or as a consequence of the performance by the Operator or its officers, employees or agents of the Operator’s obligations under the Shareholders’ Agreement.

(29)
If the Shareholders are required to indemnify the Operator under clause 11.4(1) and the Operator Claim in respect of which indemnification is to be given is one that arises out of or was suffered, sustained or incurred as a consequence of the performance by a Shareholder of the Operator's obligations under the Agreement while acting as Operator, then the liability of the other Shareholder to indemnify the Operator under clause 11.4(1) in respect of the Operator Claim will be equal to its Proportionate Share (expressed as a percentage) at the time the Operator Claim was incurred.

Apportionment of Liability

A Shareholder’s liability to indemnify the Operator (whether under clause 11.4(1) or otherwise) will be reduced proportionally to the extent that any negligent act or omission of the Operator or its officers, employees or agents has caused or contributed to any Operator Claim.

Operator’s Fee

The Operator may not charge a fee for management of the Operations, unless the Board approves the fee by a Supermajority Decision.

12.	Programs and Budgets

Annual Programs and Budgets

(1)	The Operator must submit annual programs and budgets for Operations, including quarterly Company Expenditures projections, recommended by the Operator for Board approval.

(2)	If the Board declines to approve an annual program and budget, as submitted by the Operator, then the Non-Operator may submit such an annual program and budget for Board approval.

(3)	If the:

Non-Operator fails to submit an annual program and budget as contemplated in clause 12.1(2); or

Board declines to approve an annual program and budget, as submitted by the Non-Operator,

then the Board will be deemed to have approved a program and budget for the continuation of the Operations at the level of the last Approved Program and last Approved Budget, excluding any capital expenditure.

Operator’s Authority

The approval of a program and budget by the Board will be authority for the Operator to undertake the Operations specified in and incidental to such Approved Program and to incur on behalf of the Company the Company Expenditures estimated in and incidental to such Approved Budget, but the Operator must not incur Company Expenditures in the performance of the Operations specified in an Approved Program and an Approved Budget in an amount which exceeds by more than 10% the total of the Company Expenditures estimated within an Approved Program and an Approved Budget except:

(4)	in an emergency, as considered by the Operator necessary to maintain and preserve the Assets of the Company or to preserve or protect life, limb, property or the environment;

(5)	to effect and maintain required insurances;

(6)	in accordance with a prior approval obtained from the Board; or

(7)	as necessary to comply with any law or requirement of a Governmental Authority having jurisdiction where reference to the Board is impracticable and until such reference becomes practical.

13.	Dilution

Option to Elect Dilution

A Shareholder may, by Notice to the other Shareholder and the Operator given within 10 Business Days after the approval by the Board of an Approved Program and an Approved Budget, elect not to contribute to the Company Expenditures to be incurred during the period to which that Approved Budget relates.

Consequence of Election

If a Shareholder gives Notice as permitted by clause 13.1, then:

(1)
it will not be entitled or obliged to contribute to Company Expenditures incurred from the commencement of the period covered by the Approved Budget in relation to which the Notice was given until it becomes entitled and obliged to recommence contributing to Company Expenditures; and

(2)	during the period for which a Shareholder is not entitled nor obliged to so contribute its Proportionate Share will dilute.

Calculation of Proportionate Shares

(3)	During any period in which the Proportionate Share of a Shareholder is diluting Proportionate Shares of the Shareholders will be calculated as follows:

PS	=	100	x	PTE
TE

where:

‘PS’ is the Proportionate Share of a Shareholder

‘PTE’ is that Shareholder’s Total Company Expenditures

‘TE’ is Total Company Expenditures

(4)	For the purposes of this clause 13.3:

“Shareholder’s Acquired Company Expenditures” means, in relation to a Shareholder which has acquired the whole or any part of the Proportionate Share of another Shareholder, an amount which bears to that other Shareholder’s Total Company Expenditures immediately prior to such acquisition taking place, the same proportion as the acquired Proportionate Share bears to the Proportionate Share of that other Shareholder immediately prior to such acquisition taking place;

“Shareholder’s Assigned Company Expenditures” means, in relation to a Shareholder which has assigned part of its Proportionate Share, an amount which bears to that Shareholder’s Total Company Expenditures immediately prior to such assignment taking place, the same proportion as the assigned Proportionate Share bears to the Proportionate Share of that Shareholder immediately prior to such assignment taking place;

“Shareholder’s Contribution Company Expenditures” in relation to each Shareholder means the total of all contributions to Company Expenditures made by that Shareholder in accordance with clause 7.1;

“Shareholder’s Deemed Company Expenditures” in relation to each Shareholder means the amount specified in clause 4.1(2);

“Shareholder’s Total Company Expenditures” in relation to each Shareholder means the total of that Shareholder’s Deemed Company Expenditures plus that Shareholder’s Contribution Company Expenditures plus that Shareholder’s Acquired Company Expenditures less that Shareholder’s Assigned Company Expenditures;

“Total Contribution Company Expenditures” means the total of all contributions to Company Expenditures made by all Shareholders in accordance with clause 7.1;

“Total Deemed Company Expenditures” means an amount equal to the total amount of deemed Company Expenditures specified in clause 4.1(2); and

“Total Company Expenditures” means the sum of Total Deemed Company Expenditures plus Total Contribution Company Expenditures.

Operator to Make Calculations

If a Shareholder’s Proportionate Share is diluting in accordance with clause 13.2, then calculations of Proportionate Shares must be made in each calendar quarter by the Operator at the same time as it prepares a Cash Call Notice in respect of a calendar quarter (and such a determination must also be made immediately upon a Shareholder, whose Proportionate Share has been diluting, again becoming entitled and obliged to contribute to Company Expenditures). The Operator must, after having made such a calculation, notify (by incorporating the following information within the Cash Call Notice referred to above) the Shareholders of:

(5)
their respective Proportionate Shares on the date immediately prior to the date on which a Shareholder’s Proportionate commenced diluting in accordance with clause 13.2 or as recorded in any Notice previously given by the Operator under this clause 13.4 in respect of that dilution (“Current Proportionate Share”), as applicable;

(6)
their respective Proportionate Shares as at the expiration of the relevant calendar quarter or other applicable period (“Adjusted Proportionate Share”) and of the date on which the calculation of the Proportionate Share was made; and

(7)
the amount (expressed as a percentage) by which a diluting Shareholder’s Proportionate Share has been diluted within the relevant calendar quarter or other applicable period (“Diluted Amount”), which for certainty is the product obtained by subtracting from the diluting Shareholder’s Current Proportionate Share the diluting Shareholder’s Adjusted Proportionate Share.

Failure to pay Contributions to Company Expenditures

If a Shareholder fails to contribute to Company Expenditures after electing to contribute, then:

(8)	such Shareholder will be in default under the Shareholders’ Agreement;

(9)	the Proportionate Share of such Shareholder’s will dilute, within the relevant calendar quarter or other applicable period, by an amount which is twice the applicable Diluted Amount; and

(10)	the consequences detailed in 13.2(1) and (2) shall apply to such Shareholder.

No Subsequent Increase

Once the Proportionate Share of a Shareholder has decreased by operation of this clause 13 it will not be entitled to increase its Proportionate Share except as may arise by subsequent operation of this clause 13 in relation to another Shareholder or by subsequent operation of any other provision of the Shareholders’ Agreement the operation of which results in such an increase in Proportionate Share occurring.

Issuance of Shares to Effect Dilution

A Shareholder whose Proportionate Share dilutes in accordance with this clause 13 must, as soon as is practicable after its Proportionate Share has diluted, do all acts and things and execute all documents necessary so as to facilitate the issuance by the Company to the non-diluting Shareholder of such number of Shares so as to effect to the required percentage reduction in the Proportionate Share of the diluting Shareholder.

Diluting Shareholder to Bear Costs of Dilution

A Shareholder whose Proportionate Share dilutes in accordance with this clause 13 must bear all costs and expenses (including any tax, duty or other charge) associated with the dilution of its Proportionate Share including all costs in relation to its compliance with clause 13.7.

Surrender for Royalty

If the Proportionate Share of any Shareholder dilutes in accordance with this clause 13 is diluted to less than 5%, then such Shareholder shall surrender its Proportionate Share to the other Shareholder in exchange for a 2% net smelter returns royalty on all Mineral Product produced at the Properties, under a royalty agreement to be entered into on usual commercial terms.

14.	Financing

Charging

Each Shareholder may charge, mortgage, assign by way of security or otherwise encumber its Proportionate Share if and only if the chargee, mortgagee, assignee or encumbrance (“Chargee”) agrees in a legally enforceable manner with the other Shareholder (“Non charging Shareholder”) that the rights and interests of the Non-charging Shareholder under the Shareholders’ Agreement or in the Company will not be subject to or prejudiced by the charge, mortgage, assignment or other encumbrance (“Security”) and that the Chargee and any liquidator, receiver, receiver and manager, assignee or transferee taking an interest in or relating to the Proportionate Share of the Shareholder granting the Security will be bound by the terms of the Shareholders’ Agreement and will take subject to the rights and interests of the Non-charging Shareholder under the Shareholders’ Agreement.

No other Encumbrances

Except as specified in clause 14.1 or expressly contemplated by the Shareholders’ Agreement, no Shareholder may give or create any encumbrance in or over its Proportionate Share or the Assets of the Company.

15.	Transfers and Assignments

Assignment to Affiliates

Each Shareholder may at any time assign part or all of its Proportionate Share to an affiliate of that Shareholder provided:

(1)	the affiliate complies with clause 15.5;

(2)	the assigning Shareholder and the assignee affiliate agree in writing with the remaining Shareholder that:

the Assignor remains liable for its obligations under the Shareholders’ Agreement despite such assignment; and

if the assignee ceases to be an affiliate of the assigning Shareholder, then it must immediately re-transfer its Proportionate Share to the assigning Shareholder.

Assignment to Third Parties and Right of First Offer

Subject to clause 15.5, any Shareholder may at any time and from time to time sell or assign all or part of its Interest to a third party as long as:

(3)	the Selling Shareholder first gives Notice to the other Shareholder detailing the:

Interest to be sold or assigned;

consideration (which must be a cash consideration) for which the Interest is proposed to be sold or assigned; and

other material terms and conditions upon which it wishes to sell or assign.

(4)
for a period of 30 Business Days from the time of receipt of the Notice detailed in clause 14.2(1), the other Shareholder shall have the exclusive right and option to purchase the Interest for the consideration and on the terms and conditions specified in the Notice;

(5)
the option granted by clause 15.2(2) may, if at any time there are more than two Shareholders, be exercised by all or any one or more of the other Shareholders and if more than one exercise such option, then those exercising it must purchase the Interest as between them in proportion to their Proportionate Shares inter se or in such other proportions as they may agree, provided that the whole of the Interest must be taken up by the other Shareholders; and

(6)
if the option granted by clause 15.2(2) is not exercised, then for the period of 30 Business Days following the expiration of the 30 Business Days period specified in clause 15.2(2) the Selling Shareholder may sell or assign the Interest to a third party for the consideration and on terms and conditions no more favourable than those specified in the Notice detailed in clause 15.2(1), provided that if such sale or assignment has not completed by such deadline, then the entirety of clause 15.2(2) shall again apply to any proposed sale or assignment.

Pre-emptive Rights

(7)
If a Shareholder receives a bona fide offer (“Third Party Offer”) from an arm’s length third party (“Third Party Offeror”), for the purchase or acquisition of the Interest of such Shareholder, which Third Party Offer the Selling Shareholder desires to accept, then the Selling Shareholder must, before accepting the Third Party Offer, give Notice to the other Shareholder (“Other Shareholder”) detailing:

the Interest;

the name of the Third Party Offeror;

all of the material terms and conditions of the Third Party Offer; and

if all of the consideration or any part of it is not in cash, then the cash value of the consideration or the relevant part thereof, as determined by the Selling Shareholder.

(8)	Upon receipt of a Notice under clause 15.3(1), the following provisions will then apply:

within 5 Business Days after receipt of a Notice under clause 15.3(1), the Other Shareholder may give Notice objecting to a determination of the cash value of the consideration detailed in clause 15.3(1)(d) and, upon such an objection Notice being given, all of the Shareholders must seek to agree upon such cash value, provided that if they are unable to reach agreement within 5 Business Days after the date of the giving of such objection Notice, then such cash value will constitute a dispute to be resolved in accordance with the dispute resolutions provisions of the Shareholders’ Agreement (the cost of which determination must be borne, if the cash value determined is less than that determined by the Selling Shareholder, by the Selling Shareholder and in any other case by the Shareholder which objects to the Selling Shareholder’s determination);

the Shareholder other than the Selling Shareholder will have an option, exercisable by Notice to the Selling Shareholder within 30 Business Days of the receipt of a Notice under clause 15.3(1), to acquire the subject Interest:

(i)	upon the same terms and conditions as are contained in the Third Party Offer; and

(ii)
for the consideration expressed in the Third Party Offer or in lieu of any part of that consideration which is not a cash consideration, the cash value of it as determined or agreed in accordance with clause 15.3(2)(a);

the option granted under clause 15.3(2)(b) will, if at any time there are more than two Shareholders, be capable of being exercised by all or any one or more of the Shareholders (other than the Selling Shareholder) and if it is exercised by more than one of them, then they must purchase the subject Interest as between them in proportion to their Proportionate Shares inter se or in such other proportions as they may agree;

if the option granted under clause 15.3(2)(b) is not duly exercised, then the Selling Shareholder may, subject to compliance with clauses 15.4 and 15.5, accept the Third Party Offer without any alteration whatsoever and if it does so, then it must take all reasonable steps, subject always to the terms of the Third Party Offer, to complete the sale and purchase thereby arising within 30 Business Days after the date of acceptance; and

if the Third Party Offer is not accepted within the time allowed in clause 15.3(2)(d) or any material alteration of the Third Party Offer is proposed, then the Selling Shareholder must not accept the Third Party Offer after that time or as so altered without first having again complied with the foregoing provisions of this clause 15.3.

Piggy-Back Rights

(9)
If, at any time, a Selling Shareholder which has a Proportionate Share of 50% or more receives a bona fide Third Party Offer from a Third Party Offeror to purchase its Interest, then the Selling Shareholder shall not accept such Third Party Offer unless:

the Selling Shareholder has complied with the provisions of clause 15.3 with respect to the sale of its Interest and the option granted under clause 15.3(2)(b) is not duly exercised;

the Third Party Offeror has agreed to purchase an Interest from the Other Shareholder (being a percentage of the Proportionate Share of the Other Shareholder equal to the percentage of the Proportionate Share of the Selling Shareholder comprised in the Interest of the Selling Shareholder) for the same proportional price and on the same terms and conditions as set out in the Third Party Offer;

the Selling Shareholder has delivered to the Other Shareholder a copy of such Third Party Offer and a Notice (“Piggy Back Notice”) specifying that the Selling Shareholder is prepared to accept such Third Party Offer; and

if the Other Shareholder elects to sell its Interest to the Third Party Offeror under clause 15.4(2)(a), then the Third Party Offeror has executed such agreements or documents reasonably acceptable to the Other Shareholder to reflect the agreement referred to in clause 15.4(1)(a).

(10)
Following receipt by the Other Shareholder of a Piggy Back Notice, the Other Shareholder shall have the right, exercisable within 30 Business Days from the date of its receipt of the Piggy Back Notice, to give Notice to the Selling Shareholder:

that the Other Shareholder is electing to sell its Interest to the Third Party Offeror at the same proportional price and on the same terms and conditions set out in the Third Party Offer (“Electing Shareholder”); or

that the Other Shareholder is electing not to sell its Interest to the Third Party Offeror.

(11)
If the Other Shareholder does not give Notice to the Selling Shareholder, within the period of 30 Business Days provided in clause 15.4(2), of the election by the Other Shareholder to sell its Interest to the Third Party Offeror under clause 15.4(2)(a),  then the Other Shareholder shall be deemed to have elected not to sell its Interest to the Third Party Offeror.

(12)	Provided that the:

Selling Shareholder has complied with clause 15.4(1); and

Other Shareholder is an Electing Shareholder,

following the expiration of the 30 Business Day period referred to in clause 15.4(2), the Selling Shareholder may sell its Interest to the Third Party Offeror (or its nominee), at the same price and on the same terms and conditions as set out in the Third Party Offer.

(13)
If the Company has shareholders other than the Shareholders, then the Selling Shareholder and any Electing Shareholder shall not sell their respective Interests under clause 15.4(4) to any person other than the Third Party Offeror (or its nominee) or at any price or on terms different from those set out in the Third Party Offer.

(14)	If the Other Shareholder:

elects not to sell its Interest to the Third Party Offeror under clause 15.4(2)(b); or

pursuant to clause 15.4(3), is deemed to have elected not to sell its Interest to the Third Party Offeror,

then the Selling Shareholder (and where the Company has shareholders other than the Shareholder, any Electing Shareholder) may sell their respective Interests to the Third Party Offerors at the same price (proportionally adjusted in the case of any Electing Shareholder) and on the same terms and conditions as set out in the Third Party Offer.

General Requirements

No assignment in whole or in part of an Interest to a third person (including an affiliate) will be effective unless and until the assignee:

(15)	executes and delivers to the other Shareholder an agreement or instrument, in a form as the other Shareholder may reasonably require, by which the assignee:

agrees to be bound by and to perform and observe all of the terms and conditions of the Shareholders’ Agreement or any security related to the Operations or binding upon and to be performed and observed by the assigning Shareholder to the extent of the interest sold or assigned; and

specifies its address for service, including a facsimile number; and

(16)	secures any and all necessary approvals of any Governmental Authority to that assignment.

16.	Withdrawal And Winding Up

No voluntary winding up of the Company may be completed without the Shareholders having made adequate payment of, or provided security for, reclamation and closure costs in proportion to their Proportionate Share.

17.	NOTICES

All notices and other communications under this Agreement (each, a “Notice”) will be in writing and may be delivered personally or transmitted by facsimile as follows:

1. To EMC or EMC Australia:

2. EMC Metals Corp.
3. Suite 501 – 1430 Greg Street
4. Sparks, Nevada, 89431
5. Attention: President
6. Email: georgeputnam@emcmetals.com
7. Facsimile: (775) 355-9506

8. With a copy to (which shall not constitute notice):

9. Morton Law LLP
10. Suite 1200 – 750 West Pender Street
11. Vancouver, British Columbia V6C 2T8
12. Attention: Edward L. Mayerhofer
13. Email: elm@mortonlaw.ca
14. Facsimile: (604) 681-9652

15. To Scandium:

16. Scandium Investments LLC
17. c/o Shenassa & Company
18. 11620 Wilshire Blvd., Suite 460
19. Los Angeles, CA 90025
20. Attention: President
21. Email: Shenassa@Shenassa.com
22. Facsimile: (310) 914-4044

23. With a copy to (which shall not constitute notice):

24. Fasken Martineau DuMoulin LLP
25. 2900 - 550 Burrard Street
26. Vancouver, British Columbia V6C 0A3
27. Attention: Iain Mant
28. Email: imant@fasken.com
29. Facsimile: (604) 632-4734

30. or to such addresses as each Party may from time to time specify by notice. Any notice will be deemed to have been given and received:

(a)
if personally delivered, then on the day of personal service to the recipient Party, provided that if such date is a day other than a Business Day such notice will be deemed to have been given and received on the first Business Day following the date of personal service;

(b)
if sent by facsimile transmission and successfully transmitted prior to 4:00 pm on a Business Day (local time for the recipient Party), then on that Business Day, and if transmitted after 4:00 pm on that day then on the first Business Day following the date of transmission.

Electronic Mail

The Parties may use electronic mail for routine day to day communication but electronic mail must not be used for and will not constitute Notice under the Shareholders’ Agreement where the Shareholders’ Agreement expressly requires that a Notice be given.

Verbal Communications

Except where expressly provided otherwise in the Shareholders’ Agreement, verbal communications will not constitute formal communication or Notice under the Shareholders’ Agreement and neither Party has any obligation to act on any verbal communication or instruction unless and until it is confirmed by Notice. Any action taken by a Party based on any verbal communication, instruction or assurance will be at that Party’s sole risk and will be without liability to or recourse against the other Party.

18.	Other Provisions

Default

If a Shareholder is a Defaulting Shareholder, the failure is capable of remedy and the Defaulting Shareholder does not remedy that failure within 20 Business Days after Notice to the Defaulting Shareholder requiring it to be remedied, the Defaulting Shareholder’s Proportionate Share will be subject to a compulsory buy-sell procedure.

Force Majeure

The Shareholders’ Agreement will contain Force Majeure provisions customary in a shareholders agreement of this nature.

Confidentiality

The Shareholders’ Agreement will contain Confidentiality provisions customary in a shareholders agreement of this nature.

Dispute Resolution

The Shareholders’ Agreement will contain dispute resolution provisions customary in a shareholders agreement of this nature.

Governing Law

The Shareholders’ Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and, subject to the dispute resolution provisions, the parties must submit to the exclusive jurisdiction of the courts of British Columbia.